EXECUTION COPY

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                         AGREEMENT AND PLAN OF MERGER


                         DATED AS OF JANUARY 10, 2000


                                    BETWEEN


                             AMERICA ONLINE, INC.


                                      AND


                               TIME WARNER INC.





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                               TABLE OF CONTENTS

                                                                          Page

ARTICLE I               FORMATION OF HOLDING COMPANY AND SUBSIDIARIES.........2

         1.1      Organization of Holdco......................................2
         1.2      Directors and Officers of Holdco............................2
         1.3      Organization of Merger Subsidiaries.........................2
         1.4      Actions of Directors and Officers...........................3
         1.5      Actions of Time Warner and America Online...................3

ARTICLE II              THE MERGERS; CERTAIN RELATED MATTERS..................3

         2.1      The Mergers.................................................3
         2.2      Closing.....................................................4
         2.3      Effective Time..............................................4
         2.4      Effects of the Mergers......................................4
         2.5      Charters and Bylaws.........................................5
         2.6      Officers and Directors......................................5
         2.7      Effect on Time Warner Capital Stock.........................5
         2.8      Time Warner Stock Options and Other Equity-Based Awards.....8
         2.9      Certain Adjustments.........................................9
         2.10     Time Warner Appraisal Rights................................9
         2.11     Effect on America Online Common Stock. .....................10
         2.12     America Online Stock Options and Other Equity-Based Awards..11

ARTICLE III              EXCHANGE OF CERTIFICATES.............................12

         3.1      Exchange Fund...............................................12
         3.2      Exchange Procedures.........................................13
         3.3      Distributions with Respect to Unexchanged Shares............13
         3.4      No Further Ownership Rights in Time Warner Capital Stock or
                  America Online Common Stock.................................14
         3.5      No Fractional Shares of Holdco Capital Stock................14
         3.6      Termination of Exchange Fund................................14
         3.7      No Liability................................................15
         3.8      Investment of the Exchange Fund.............................15
         3.9      Lost Certificates...........................................15
         3.10     Withholding Rights..........................................15
         3.11     Further Assurances..........................................16
         3.12     Stock Transfer Books........................................16

ARTICLE IV               REPRESENTATIONS AND WARRANTIES.......................16

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         4.1      Representations and Warranties of America Online............16
                  (a)   Organization, Standing and Power; Subsidiaries........16
                  (b)   Capital Structure.....................................17
                  (c)   Authority; No Conflicts...............................18
                  (d)   Reports and Financial Statements......................20
                  (e)   Information Supplied..................................21
                  (f)   Board Approval........................................21
                  (g)   Vote Required.........................................22
                  (h)   Litigation; Compliance with Laws......................22
                  (i)   Absence of Certain Changes or Events..................22
                  (j)   Intellectual Property; Year 2000......................23
                  (k)   Brokers or Finders....................................24
                  (l)   Opinion of America Online Financial Advisor...........24
                  (m)   Taxes.................................................24
                  (n)   Certain Contracts.....................................24
                  (o)   America Online Stockholder Rights Plan................25
                  (p)   Employee Benefits.....................................25
         4.2      Representations and Warranties of Time Warner...............26
                  (a)   Organization, Standing and Power; Subsidiaries........26
                  (b)   Capital Structure.....................................27
                  (c)   Authority; No Conflicts...............................29
                  (d)   Reports and Financial Statements......................30
                  (e)   Information Supplied..................................30
                  (f)   Board Approval........................................31
                  (g)   Vote Required.........................................31
                  (h)   Litigation; Compliance with Laws......................31
                  (i)   Absence of Certain Changes or Events..................32
                  (j)   Intellectual Property; Year 2000......................32
                  (k)   Brokers or Finders....................................33
                  (l)   Opinion of Time Warner Financial Advisor..............33
                  (m)   Taxes.................................................33
                  (n)   Certain Contracts.....................................34
                  (o)   Time Warner Stockholder Rights Plan...................34
                  (p)   Employee Benefits.....................................34

ARTICLE V                COVENANTS RELATING TO CONDUCT OF BUSINESS............35

         5.1      Covenants of America Online.................................35
                  (a)   Ordinary Course.......................................35
                  (b)   Dividends; Changes in Share Capital...................35
                  (c)   Issuance of Securities................................36
                  (d)   Governing Documents...................................36

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                  (e)   No Acquisitions.......................................36
                  (f)   No Dispositions.......................................37
                  (g)   Investments; Indebtedness.............................37
                  (h)   Tax-Free Qualification................................38
                  (i)   Compensation..........................................38
                  (j)   Accounting Methods; Income Tax Elections..............38
                  (k)   Certain Agreements and Arrangements...................39
                  (l)   Satisfaction of Closing Conditions....................39
                  (m)   No Related Actions....................................39
         5.2      Covenants of Time Warner....................................39
                  (a)   Ordinary Course.......................................39
                  (b)   Dividends; Changes in Share Capital...................40
                  (c)   Issuance of Securities................................40
                  (d)   Governing Documents...................................41
                  (e)   No Acquisitions.......................................41
                  (f)   No Dispositions.......................................41
                  (g)   Investments; Indebtedness.............................41
                  (h)   Tax-Free Qualification................................42
                  (i)   Compensation..........................................42
                  (j)   Accounting Methods; Income Tax Elections..............43
                  (k)   Certain Agreements and Arrangements...................43
                  (l)   Satisfaction of Closing Conditions....................43
                  (m)   No Related Actions....................................43
         5.3      Governmental Filings........................................43
         5.4      Control of Other Party's Business...........................44

ARTICLE VI               ADDITIONAL AGREEMENTS................................44

         6.1      Preparation of Proxy Statement; Stockholders Meetings.......44
         6.2      Holdco Board of Directors; Executive Officers...............47
         6.3      Access to Information.......................................47
         6.4      Reasonable Best Efforts.....................................48
         6.5      Acquisition Proposals.......................................50
         6.6      Fees and Expenses...........................................52
         6.7      Directors' and Officers' Indemnification and Insurance......52
         6.8      Public Announcements........................................54
         6.9      Listing of Shares of Holdco Common Stock....................54
         6.10     Rights Agreements...........................................54
         6.11     Affiliates..................................................55
         6.12     Section 16 Matters..........................................56
         6.13     America Online and Time Warner Indebtedness.................56

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ARTICLE VII              CONDITIONS PRECEDENT.................................56

         7.1      Conditions to Each Party's Obligation to Effect its
                  Respective Merger...........................................56
                  (a)   Stockholder Approval..................................56
                  (b)   No Injunctions or Restraints, Illegality..............57
                  (c)   HSR Act; EC Merger Regulation; Canadian Investment
                        Regulations...........................................57
                  (d)   FCC Approvals.........................................57
                  (e)   Cable Franchising Authorities and PUCs Approvals......57
                  (f)   NYSE Listing..........................................57
                  (g)   Effectiveness of the Form S-4.........................57
         7.2      Additional Conditions to Obligations of America Online.  ...58
                  (a)   Representations and Warranties........................58
                  (b)   Performance of Obligations of Time Warner.............58
                  (c)   Tax Opinion...........................................58
         7.3      Additional Conditions to Obligations of Time Warner.........58
                  (a)   Representations and Warranties........................59
                  (b)   Performance of Obligations of America Online..........59
                  (c)   Tax Opinion...........................................59
                  (d)   America Online Conditions.............................59

ARTICLE VIII             TERMINATION AND AMENDMENT............................59

         8.1      Termination.................................................59
         8.2      Effect of Termination.......................................61
         8.3      Amendment...................................................63
         8.4      Extension; Waiver...........................................63

ARTICLE IX               GENERAL PROVISIONS...................................63

         9.1      Non-Survival of Representations, Warranties and Agreements..63
         9.2      Notices.....................................................63
         9.3      Interpretation..............................................64
         9.4      Counterparts................................................65
         9.5      Entire Agreement; No Third Party Beneficiaries..............65
         9.6      Governing Law...............................................65
         9.7      Severability................................................65
         9.8      Assignment..................................................65
         9.9      Submission to Jurisdiction; Waivers.........................66
         9.10     Enforcement.................................................66
         9.11     Definitions.................................................66


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                               LIST OF EXHIBITS

Exhibit               Title

Exhibit A             Stock Option Agreement for Time Warner
Exhibit B             Stock Option Agreement for America Online
Exhibit C             Voting Agreement
Exhibit D-1           Form of Restated Certificate of Incorporation of Holdco
Exhibit D-2           Form of Bylaws of Holdco
Exhibit 6.11          Form of Affiliate Agreement
Exhibit 7.2(c)(1)     Form of Holdco Representations Letters
Exhibit 7.2(c)(2)     Form of America Online Representations Letter
Exhibit 7.2(c)(3)     Form of Time Warner Representations Letter

          AGREEMENT AND PLAN OF MERGER, dated as of January 10, 2000 (this "Agreement"), between AMERICA ONLINE, INC., a Delaware corporation ("America Online"), and TIME WARNER INC., a Delaware corporation ("Time Warner").


                             W I T N E S S E T H:


          WHEREAS, the Boards of Directors of Time Warner and America Online deem it advisable and in the best interests of each corporation and its respective stockholders that Time Warner and America Online engage in a business combination in a merger of equals in order to advance the long-term strategic business interests of Time Warner and America Online;

          WHEREAS, the combination of Time Warner and America Online shall be effected by the terms of this Agreement through the Mergers (as defined in Section 2.1(b));

          WHEREAS, in furtherance thereof, the Board of Directors of each of Time Warner and America Online have approved the applicable Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of capital stock of Time Warner and each share of capital stock of America Online issued and outstanding immediately prior to the Effective Time (as defined in Section 2.3) will be converted into the right to receive shares of capital stock of Holdco (as defined in Section 1.1) as set forth herein;

          WHEREAS, (i) as a condition and inducement to America Online's willingness to enter into this Agreement and the America Online Stock Option Agreement referred to below, America Online and Time Warner are entering into a Stock Option Agreement dated as of the date hereof in the form of Exhibit A (the "Time Warner Stock Option Agreement") pursuant to which Time Warner is granting to America Online an option to purchase shares of the common stock, par value $0.01 per share, of Time Warner ("Time Warner Common Stock") and
(ii) as a condition and inducement to Time Warner's willingness to enter into this Agreement and the Time Warner Stock Option Agreement, Time Warner and America Online are entering into a Stock Option Agreement dated as of the date hereof in the form of Exhibit B (the "America Online Stock Option Agreement" and, together with the Time Warner Stock Option Agreement, the "Stock Option Agreements"), pursuant to which America Online is granting to Time Warner an option to purchase shares of the common stock, par value $0.01 per share, of America Online ("America Online Common Stock");

          WHEREAS, as a condition and inducement to America Online's willingness to enter into this Agreement and the America Online Stock Option Agreement, America Online and certain stockholders of Time Warner (the "Designated Stockholders") are entering into an agreement dated as of the date hereof in the form of Exhibit C (the "Voting Agreement") pursuant to which the Designated Stockholders have agreed, among other things, to vote their shares of Time Warner Common Stock in favor of the adoption of this Agreement; and

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          WHEREAS, for Federal income tax purposes, it is intended that the
Mergers shall qualify as exchanges within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), and as reorganizations within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Stock Option Agreements, and intending to be legally bound hereby and thereby, the parties hereto agree as follows:


                                   ARTICLE I

                 FORMATION OF HOLDING COMPANY AND SUBSIDIARIES

          1.1 Organization of Holdco. As promptly as practicable following the execution of this agreement and receipt of any required approvals, Time Warner and America Online shall cause a new corporation ("Holdco") to be organized under the laws of the State of Delaware. The certificate of incorporation and bylaws of Holdco shall initially be as agreed upon by Time Warner and America Online. The authorized capital stock of Holdco shall initially consist of 100 shares of common stock, par value $0.01 per share (the "Holdco Common Stock"), of which one share shall be issued to Time Warner and one share shall be issued to America Online. Time Warner and America Online shall take, and shall cause Holdco to take, all requisite action to cause the certificate of incorporation of Holdco to be in the form of Exhibit D-1 (the "Holdco Charter") and the bylaws of Holdco to be in the form of Exhibit D-2 (the "Holdco Bylaws"), in each case, at the Effective Time.

          1.2 Directors and Officers of Holdco. Prior to the Effective Time, the directors and officers of Holdco shall consist of equal numbers of representatives of America Online and Time Warner and shall initially be as designated and elected by Time Warner and America Online. Time Warner and America Online shall take all requisite action to cause the directors and officers of Holdco as of the Effective Time to be as provided in Section 6.2. Each such director and officer shall remain in office until his or her successors are elected in accordance with Schedule 6.2(a) and the Holdco Bylaws.

          1.3 Organization of Merger Subsidiaries. As promptly as practicable following the execution of this Agreement, Holdco shall cause to be organized for the sole purpose of effectuating the Mergers contemplated herein:

          (a) a corporation organized under the laws of the State of Delaware ("Time Warner Merger Sub"); the certificate of incorporation and bylaws of Time Warner Merger Sub shall be in such forms as shall be determined by Holdco as soon as practicable following the execution of this Agreement and the authorized capital stock of Time Warner Merger Sub shall initially consist of 100 shares of common stock, par value $0.01 per share, all of which shares shall be issued to Holdco at a price of $1.00 per share; and

          (b) a corporation organized under the laws of the State of Delaware ("America Online Merger Sub" and, together with Time Warner Merger Sub, the "Merger Subsidiaries"); the certificate of incorporation and bylaws of America Online Merger Sub shall be in such forms as shall be determined by Holdco as soon as practicable following the execution of this Agreement; and the authorized capital stock of America Online Merger Sub shall initially consist of 100 shares of common stock, par value $0.01 per share, all of which shares shall be issued to Holdco at a price of $1.00 per share.

          1.4 Actions of Directors and Officers. As promptly as practicable following the execution of this Agreement, Time Warner and America Online shall take all requisite action to designate the directors and officers of Holdco and each of the Merger Subsidiaries and to take such steps as may be necessary or appropriate to complete the organization of Holdco and the Merger Subsidiaries. Time Warner and America Online shall cause the directors of Holdco to ratify and approve this Agreement, and the directors of the Merger Subsidiaries to ratify and approve this Agreement.

          1.5 Actions of Time Warner and America Online. As promptly as practicable following the execution of this Agreement, Time Warner and America Online, as the holders of all the outstanding shares of Holdco Common Stock, shall adopt this Agreement and shall cause Holdco, as the sole stockholder of each of the Merger Subsidiaries, to adopt this Agreement. Each of Time Warner and America Online shall cause Holdco, and Holdco shall cause the Merger Subsidiaries, to perform their respective obligations under this Agreement. As promptly as practicable after the date hereof the parties shall cause this Agreement to be amended to add Holdco and the Merger Subsidiaries as parties hereto and each Merger Subsidiary shall become a constituent corporation in its respective Merger.


                                  ARTICLE II

                     THE MERGERS; CERTAIN RELATED MATTERS

          2.1 The Mergers. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), except as set forth on Schedule 2.1:

          (a) Time Warner Merger Sub shall be merged with and into Time Warner (the "Time Warner Merger"). Time Warner shall be the surviving corporation in the Time Warner Merger and shall continue its corporate existence under the laws of the State of Delaware. As a result of the Time Warner Merger, Time Warner shall become a wholly owned subsidiary of Holdco.

          (b) America Online Merger Sub shall be merged with and into America Online (the "America Online Merger"). America Online shall be the surviving corporation in the America Online Merger and shall continue its corporate existence under the laws of the State of Delaware. As a result of the America Online Merger, America Online shall become a wholly owned subsidiary of Holdco. The Time Warner Merger and the America Online Merger are together referred to herein as the "Mergers".

          2.2 Closing. Upon the terms and subject to the conditions set forth in Article VII and the termination rights set forth in Article VIII, the closing of the Mergers (the "Closing") will take place on the first Business Day after the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date (as defined below)) set forth in Article VII, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, 10017, unless another place is agreed to in writing by the parties hereto.

          2.3 Effective Time. As soon as practicable following the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VII, at the Closing the parties shall file the Certificates of Merger (as defined below) with the Secretary of State of the State of Delaware in such form as is required by and executed and acknowledged in accordance with the relevant provisions of the DGCL and make all other filings or recordings required under the DGCL. The Mergers shall become effective at (i) the date and time both of the certificate of merger relating to the Time Warner Merger (the "Time Warner Certificate of Merger") and the certificate of merger relating to the America Online Merger (the "America Online Certificate of Merger" and, together with the Time Warner Certificate of Merger, the "Certificates of Merger") are duly filed with the Secretary of State of the State of Delaware or (ii) such subsequent time as America Online and Time Warner shall agree and as shall be specified in the Certificates of Merger; provided that both Mergers shall become effective at the same time (such time as the Mergers become effective being the "Effective Time").

          2.4 Effects of the Mergers. At and after the Effective Time, the Mergers will have the effects set forth in the DGCL.

          2.5 Charters and Bylaws.

          (a) Certificates of Incorporation. The Restated Certificate of Incorporation of Time Warner, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the surviving corporation in the Time Warner Merger. The Restated Certificate of Incorporation of America Online, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the surviving corporation in the America Online Merger.

          (b) Bylaws. The bylaws of Time Warner, as in effect immediately prior to the Effective Time, shall be the bylaws of the surviving corporation in the Time Warner Merger. The bylaws of America Online, as in effect immediately prior to the Effective Time, shall be the bylaws of the surviving corporation in the America Online Merger.

          2.6 Officers and Directors. The officers and directors of Time Warner Merger Sub immediately prior to the Effective Time shall be the officers and directors of the surviving corporation in the Time Warner Merger. The officers and directors of America Online Merger Sub immediately prior to the Effective Time shall be the officers and directors of the surviving corporation in the America Online Merger.

          2.7 Effect on Time Warner Capital Stock. As of the Effective Time, by virtue of the Time Warner Merger and without any action on the part of the holder of any shares of Time Warner Capital Stock (as defined in Section 2.7(c)) or any shares of capital stock of Time Warner Merger Sub:

          (a) Capital Stock of Time Warner Merger Sub. Each issued and outstanding share of common stock, par value $0.01 per share, of Time Warner Merger Sub shall be converted into the right to receive one fully paid and nonassessable share of common stock, par value $.01 per share, of the surviving corporation in the Time Warner Merger.

          (b) Cancellation of Treasury Stock. Subject to Section 3.5, each share of Time Warner Capital Stock issued and owned or held by Time Warner at the Effective Time shall, by virtue of the Time Warner Merger, cease to be outstanding and shall be canceled and retired, and no consideration shall be delivered in exchange therefor.

          (c) Conversion of Time Warner Capital Stock. Subject to Section 3.5, each issued and outstanding share of Time Warner Capital Stock (other than shares to be canceled in accordance with Section 2.7(b) and other than shares subject to Section 2.10) shall be converted into the right to receive fully paid and nonassessable shares of Holdco Capital Stock (as defined below) in accordance with the following table:


  Each Share of the Specified                    Number and Class or Series of
Class or Series of Time Warner                  Shares of Holdco Capital Stock
        Capital Stock                                Into Which Converted
---------------------------------             ---------------------------------

Time Warner Common Stock............     1.5 shares (as the same may be adjusted
                                         according to Section 2.9, the "Exchange
                                         Ratio") of Holdco Common Stock

Time Warner Series LMCN-V                1.5 shares of Series LMCN-V Common
    Common..........................     Stock, par value $0.01 per share, of
    Stock, par value $0.01 per share     Holdco ("Holdco Series LMCN-V
    ("Time Warner Series LMCN-V          Common Stock"); provided that the
    Common Stock")                       "Formula Number" (as defined in the
                                         Certificate of Designations for the
                                         Time Warner Series LMCN-V Common
                                         Stock (the "Series LMCN-V
                                         Certificate")) in effect immediately
                                         prior to the Effective Time shall be
                                         the Formula Number for the Holdco
                                         Series LMCN-V Common Stock issued
                                         pursuant to the Mergers and no
                                         adjustment to the Formula Number or
                                         conversion rights of such stock
                                         shall be made pursuant to the terms
                                         of the Series LMCN-V Certificate,
                                         including Section 3.6 thereof

Time Warner Series LMC Common.......     1.5 shares of Series LMC Common Stock,
    Stock, par value $0.01 per share     par value $0.01 per share, of Holdco
    ("Time Warner Series LMC Common      ("Holdco Series LMC Common Stock");
    Stock")                              provided that the "Formula Number"
                                         (as defined in the Certificate of
                                         Designations for the Time Warner
                                         Series LMC Common Stock (the "Series
                                         LMC Certificate")) in effect
                                         immediately prior to the Effective
                                         Time shall be the Formula Number for
                                         the Holdco Series LMC Common Stock
                                         issued pursuant to the Mergers and no
                                         adjustment to the Formula Number or
                                         conversion rights of such stock shall
                                         be made pursuant to the terms of the
                                         Series LMC Certificate, including
                                         Section 3.6 thereof

Time Warner Series E Convertible....     One share of Series E Convertible
    Preferred Stock,                     Preferred Stock, par value $0.10 per
    value $0.10 per share                share, of Holdco ("Holdco Series E
    ("Time Warner Series E Preferred     Preferred Stock")
    Stock")

Time Warner Series F Convertible....     One share of Series F Convertible
    Preferred Stock,                     Preferred Stock, par value $0.10 per
    value $0.10 per share                share, of Holdco ("Holdco Series F
    ("Time Warner Series F Preferred     Preferred Stock")
    Stock")

Time Warner Series I Convertible..       One share of Series I Convertible
    Preferred Stock,                     Preferred Stock, par value $0.10 per
    value $0.10 per share                share, of Holdco ("Holdco Series I
    ("Time Warner Series F Preferred     Preferred Stock")
    Stock")

Time Warner Series J Convertible......   One share of Series J Convertible
   Preferred Stock,                      Preferred Stock, par value $0.10 per
   par value $0.10 per share ("Time      share, of Holdco ("Holdco Series J
   Warner Series J Preferred Stock"      Preferred Stock" and, together with
   and together, with Time Warner        Holdco Common Stock, Holdco Series
   Series E Preferred Stock, Time        LMCN-V Common Stock, Holdco Series LMC
   Warner Series F Preferred Stock       Common Stock, Holdco Series E
   and Time Warner Series I Preferred    Preferred Stock, Holdco Series F
   Stock, the "Time Warner Preferred     Preferred Stock and Holdco Series I
   Stock")                               Preferred Stock, the "Holdco Capital
                                         Stock")

          The Time Warner Series LMCN-V Common Stock and the Time Warner Series LMC Common Stock are referred to herein collectively as the "Time Warner Series Common Stock." The Time Warner Common Stock, the Time Warner Series Common Stock and the Time Warner Preferred Stock are referred to herein collectively as the "Time Warner Capital Stock." The shares of Holdco Capital Stock into which shares of Time Warner Capital Stock are converted pursuant to the foregoing are referred to herein collectively as the "Time Warner Merger Consideration."

          As a result of the Time Warner Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Time Warner Capital Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Time Warner Capital Stock (such certificate or other evidence of ownership, a "Time Warner Certificate") shall thereafter cease to have any rights with respect to such shares of Time Warner Capital Stock, except the right (subject to Section 2.10) to receive the applicable Time Warner Merger Consideration with respect thereto and any cash in lieu of fractional shares of applicable Holdco Capital Stock with respect thereto to be issued in consideration therefor and any dividends or other distributions to which holders of Time Warner Capital Stock become entitled all in accordance with Article III upon the surrender of such Time Warner Certificate.

          2.8 Time Warner Stock Options and Other Equity-Based Awards.

          (a) Each Time Warner Stock Option (as defined in Section 4.2(b)) granted prior to the Effective Time and which remains outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of Time Warner Common Stock and shall be converted (each, as so converted, a "Time Warner Converted Option"), at the Effective Time, into an option to acquire, on the same terms and conditions as were applicable under the Time Warner Stock Option (but taking into account any changes thereto, including the acceleration thereof, provided for in the Time Warner Stock Option Plans (as defined in Section 4.2(b)), in any award agreement or in such option by reason of this Agreement or the transactions contemplated hereby), that number of shares of Holdco Common Stock determined by multiplying the number of shares of Time Warner Common Stock subject to such Time Warner Stock Option by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Holdco Common Stock, at a price per share (rounded to the nearest one-hundredth of a cent) equal to the per share exercise price specified in such Time Warner Stock Option divided by the Exchange Ratio; provided, however, that in the case of any Time Warner Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

          (b) Each restricted share of Time Warner Common Stock granted pursuant to the Time Warner Stock Option Plans (each such share, a "Time Warner Restricted Share" and, together with each other Time Warner Restricted Share outstanding as of the date hereof and all other restricted shares granted by Time Warner after the date hereof in accordance with the Time Warner Stock Option Plans and Section 5.2, the "Time Warner Restricted Shares") which is outstanding immediately prior to the Effective Time shall vest and become free of restrictions to the extent provided by the terms thereof. Each award of Time Warner Restricted Shares shall be converted, as of the Effective Time, into that number of shares of Holdco Common Stock determined by multiplying the number of shares subject to the award by the Exchange Ratio; and the aggregate number of shares of Holdco Common Stock as so determined shall be delivered to the respective holders of Time Warner Restricted Shares as soon as practicable following the Effective Time. America Online acknowledges that the acceleration of vesting as a result of the Time Warner Merger of all Time Warner Stock Options outstanding as of January 9, 2000 in accordance with their terms shall not constitute a Material Adverse Effect on Time Warner.

          (c) As soon as practicable after the Effective Time, Holdco shall deliver to the holders of Time Warner Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Time Warner Stock Option Plans and agreements evidencing the grants of such Time Warner Stock Options (including that, in connection with the Time Warner Merger and to the extent provided by the terms of the Time Warner Stock Option Plans, the Time Warner Stock Options have become fully vested and exercisable) and stating that such Time Warner Stock Options and agreements shall be assumed by Holdco and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.8 after giving effect to the Time Warner Merger and the terms of the Time
Warner Stock Option Plans). To the extent permitted by law, Holdco shall comply with the terms of the Time Warner Stock Option Plans and shall take such reasonable steps as are necessary or required by, and subject to the provisions of, such Time Warner Stock Option Plans, to have the Time Warner Stock Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options of Holdco after the Effective Time.

          (d) Prior to the Effective Time, Holdco shall take all necessary action to assume as of the Effective Time all obligations undertaken by, or on behalf of Holdco under this Section 2.8 and to adopt at the Effective Time the Time Warner Stock Option Plans and each Time Warner Converted Option, and to take all other actions called for by this Section 2.8, including the reservation, issuance and listing of a number of shares of Holdco Common Stock at least equal to the number of shares of Holdco Common Stock that will be subject to Time Warner Converted Options. No later than the Effective Time, Holdco shall file a registration statement on Form S-8 (or any successor or, including if Form S-8 is not available, other appropriate forms) with respect to the shares of Holdco Common Stock subject to such options or restricted shares and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options or restricted shares remain outstanding.

          2.9 Certain Adjustments. If, between the date of this Agreement and the Effective Time (and as permitted by Sections 5.1 and 5.2), the outstanding shares of America Online Common Stock or the outstanding shares of Time Warner Common Stock or Time Warner Series Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the applicable Merger Consideration (as defined in Section 2.11(c)) shall be appropriately adjusted to provide to the holders of Time Warner Common Stock, Time Warner Series Common Stock and America Online Common Stock the same economic effect as contemplated by this Agreement prior to such event.

          2.10 Time Warner Appraisal Rights. (a) Notwithstanding anything in this Agreement to the contrary and unless provided for by applicable law, shares of Time Warner Series Common Stock and Time Warner Preferred Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by stockholders who have properly perfected their rights of appraisal within the meaning of Section 262 of the DGCL (the "Time Warner Dissenting Shares") shall not be converted into the right to receive the applicable Time Warner Merger Consideration with respect thereto, unless and until such stockholders shall have failed to perfect their right of appraisal under applicable law, but, instead, the holders thereof shall be entitled to payment of the appraised value of such Time Warner Dissenting Shares in accordance with Section 262 of the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, each share of Time Warner Series Common Stock and Time Warner Preferred Stock held by such stockholder shall thereupon be deemed to have been converted into the right to receive and become exchangeable for, at the Effective Time, the applicable Time Warner Merger Consideration with respect thereto, in the manner provided for in Section 2.7.

          (b) Time Warner shall give America Online (i) prompt notice of any demands for appraisal filed pursuant to Section 262 of the DGCL received by Time Warner, withdrawals of such objections and any other instruments served or delivered in connection with such demands pursuant to the DGCL and received by Time Warner and (B) the opportunity to participate in all negotiations and proceedings with respect to demands under the DGCL consistent with the obligations of Time Warner thereunder. Time Warner shall not, except with the prior written consent of America Online, (x) make any payment with respect to any such demand, (y) offer to settle or settle any such demand or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

          2.11 Effect on America Online Common Stock. As of the Effective Time, by virtue of the America Online Merger and without any action on the part of the holder of any shares of America Online Common Stock or any shares of capital stock of America Online Merger Sub:

          (a) Capital Stock of America Online Merger Sub. Each issued and outstanding share of common stock, par value $0.01 per share, of America Online Merger Sub shall be converted into the right to receive one fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving corporation in the America Online Merger.

          (b) Cancellation of Treasury Stock. Subject to Section 3.5, each share of America Online Common Stock issued and owned or held by America Online at the Effective Time shall, by virtue of the America Online Merger, cease to be outstanding and shall be canceled and retired, and no consideration shall be delivered in exchange therefor.


          (c) Conversion of America Online Common Stock. Subject to Section 3.5, each issued and outstanding share of America Online Common Stock (other than shares to be canceled in accordance with Section 2.11(b)) shall be converted into the right to receive one fully paid and nonassessable share of Holdco Common Stock (the "America Online Merger Consideration" and, together with the Time Warner Merger Consideration, the "Merger Consideration").

          As a result of the America Online Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of America Online Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of America Online Common Stock (an "America Online Certificate" and, together with the Time Warner Certificates, the "Certificates") shall thereafter cease to have any rights with respect to such shares of America Online Common Stock, except the right to receive the America Online

Merger Consideration to be issued in consideration therefor and any dividends or other distributions to which holders of America Online Common Stock become entitled all in accordance with Article III upon the surrender of such America Online Certificate.

          2.12 America Online Stock Options and Other Equity-Based Awards.

          (a) Each America Online Stock Option (as defined in Section 4.1(b)) granted prior to the Effective Time and which remains outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of America Online Common Stock and shall be converted (each, as so converted, an "America Online Converted Option"), at the Effective Time, into an option to acquire, on the same terms and conditions as were applicable under the America Online Stock Option (but taking into account any changes thereto, including the acceleration thereof, provided for in the America Online Stock Option Plans (as defined in Section 4.1(b)), in any award agreement or in such option by reason of this Agreement or the transactions contemplated hereby), that number of shares of Holdco Common Stock equal to the number of shares of America Online Common Stock subject to such America Online Stock Option, at a price per share equal to the per share exercise price specified in such America Online Stock Option; provided, however, that in the case of any America Online Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

          (b) Each restricted share of America Online Common Stock granted pursuant to the America Online Stock Option Plans (each such share, an "America Online Restricted Share" and, together with each other America Online Restricted Share outstanding as of the date hereof and all other restricted shares granted by America Online after the date hereof in accordance with the America Online Stock Option Plans and Section 5.1, the "America Online Restricted Shares") which is outstanding immediately prior to the Effective Time shall vest and become free of restrictions to the extent provided by the terms thereof. Each America Online Restricted Share shall be converted, as of the Effective Time, into a share of Holdco Common Stock; and such shares of Holdco Common Stock shall be delivered to the respective holders of the America Online Restricted Shares as soon as practicable following the Effective Time. Time Warner acknowledges that the acceleration of vesting as a result of the America Online Merger of all America Online Stock Options outstanding as of the date hereof in accordance with their terms shall not constitute a Material Adverse Effect on America Online.

          (c) As soon as practicable after the Effective Time, Holdco shall deliver to the holders of America Online Stock Options appropriate notices setting forth such holders' rights pursuant to the respective America Online Stock Option Plans and agreements evidencing the grants of such America Online Stock Options (including that, in connection with the America Online Merger and to the extent provided by the terms of the America Online Stock Option Plans, the America Online Stock Options have become fully vested) and stating that such America Online Stock Options and agreements shall be assumed by Holdco and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.12 after giving effect to the America Online Merger and the terms of the America Online Stock Option Plans). To the extent permitted by law, Holdco shall comply with the terms of the America Online Stock Option Plans and shall take such reasonable steps as are necessary or required by, and subject to the provisions of, such America Online Stock Option Plans, to have the America Online Stock Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options of Holdco after the Effective Time.

          (d) Prior to the Effective Time, Holdco shall take all necessary action to assume as of the Effective Time all obligations undertaken by, or on behalf of Holdco under this Section 2.12 and to adopt at the Effective Time the America Online Stock Option Plans and each America Online Converted Option, and to take all other actions called for by this Section 2.12, including the reservation, issuance and listing of a number of shares of Holdco Common Stock at least equal to the number of shares of Holdco Common Stock that will be subject to America Online Converted Options. No later than the Effective Time, Holdco shall file a registration statement on Form S-8 (or any successor or, including if Form S-8 is not available, other appropriate forms) with respect to the shares of Holdco Common Stock subject to such options or restricted shares and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options or restricted shares remain outstanding.


                                  ARTICLE III

                           EXCHANGE OF CERTIFICATES

          3.1 Exchange Fund. Prior to the Effective Time, America Online shall appoint a commercial bank or trust company reasonably acceptable to Time Warner, or a subsidiary thereof, to act as exchange agent hereunder for the purpose of exchanging Certificates for the applicable Merger Consideration (the "Exchange Agent"). At or prior to the Effective Time, Holdco shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Time Warner Capital Stock and America Online Common Stock, certificates representing the shares of the Holdco Capital Stock issuable pursuant to Sections 2.7 and 2.11 in exchange for outstanding shares of Time Warner Capital Stock and America Online Common Stock. Holdco agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 3.5 and any dividends and other distributions pursuant to Section 3.3. Any cash and certificates representing Holdco Capital Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund".

          3.2 Exchange Procedures. Promptly after the Effective Time, Holdco shall cause the Exchange Agent to mail to each holder of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as America Online or Time Warner may reasonably specify (such letter to be reasonably acceptable to Time Warner and America Online prior to the Effective Time) and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration, together with any dividends and other distributions with respect thereto and any cash in lieu of fractional shares. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) one or more shares of Holdco Capital Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested or is otherwise required by applicable law or regulation) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Sections 2.7 or 2.11 (after taking into account all shares of Time Warner Capital Stock and America Online Common Stock then held by such holder) and (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article III, including cash in lieu of any fractional shares of Holdco Capital Stock pursuant to Section 3.5 and dividends and other distributions pursuant to Section 3.3. No interest will be paid or will accrue on any cash payable pursuant to Section 3.3 or Section 3.5. In the event of a transfer of ownership of Time Warner Capital Stock which is not registered in the transfer records of Time Warner or a transfer of ownership of America Online Common Stock which is not registered in the transfer records of America Online, one or more shares of Holdco Capital Stock evidencing, in the aggregate, the proper number of shares of Holdco Capital Stock, a check in the proper amount of cash in lieu of any fractional shares of Holdco Capital Stock pursuant to
Section 3.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 3.3, may be issued with respect to such Time Warner Capital Stock or America Online Common Stock to such a transferee if the Certificate representing such shares of Time Warner Capital Stock or America Online Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

          3.3 Distributions with Respect to Unexchanged Shares. No dividends or other distributions with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Holdco Capital Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of Holdco Capital Stock shall be paid to any such holder pursuant to Section
3.5 until such holder shall surrender such Certificate in accordance with
Section 3.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder thereof without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Holdco Capital Stock to which such holder is entitled pursuant to Section 3.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Holdco Capital Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such shares of Holdco Capital Stock.

          3.4 No Further Ownership Rights in Time Warner Capital Stock or America Online Common Stock. All shares of Holdco Capital Stock issued and cash paid upon conversion of shares of Time Warner Capital Stock or America Online Common Stock in accordance with the terms of Article II and this
Article III (including any cash paid pursuant to Sections 3.3 or 3.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Time Warner Capital Stock or America Online Common Stock.

          3.5 No Fractional Shares of Holdco Capital Stock.

          (a) No certificates or scrip or shares of Holdco Capital Stock representing fractional shares of Holdco Capital Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Holdco or a holder of shares of Holdco Capital Stock.

          (b) Notwithstanding any other provision of this Agreement, each holder of shares of Time Warner Common Stock exchanged pursuant to the Time Warner Merger who would otherwise have been entitled to receive a fraction of a share of Holdco Common Stock or Holdco Series Common Stock (determined after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of
(i) such fractional part of a share of Holdco Common Stock multiplied by (ii) the closing price for a share of Holdco Common Stock as reported on the New York Stock Exchange, Inc. ("NYSE") Composite Transactions Tape on the first trading day following the date on which the Effective Time occurs. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Holdco, and Holdco shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

          3.6 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall, at Holdco's request, be delivered to Holdco or otherwise on the instruction of Holdco, and any holders of the Certificates who have not theretofore complied with this Article III shall after such delivery look only to Holdco for the Merger Consideration with respect to the shares of Time Warner Capital Stock or America Online Common Stock formerly represented thereby to which such holders are entitled pursuant to Sections 2.7, 2.11 and 3.2, any cash in lieu of fractional shares of Holdco Capital Stock to which such holders are entitled pursuant to Section 3.5 and any dividends or distributions with respect to shares of Holdco Capital Stock to which such holders are entitled pursuant to Section 3.3. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Time Warner Capital Stock or America Online Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 4.1(c)(iii)) shall, to the extent permitted by law, become the property of Holdco free and clear of any claims or interest of any Person previously entitled thereto.

          3.7 No Liability. None of Holdco, America Online, America Online Merger Sub, Time Warner, Time Warner Merger Sub or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          3.8 Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Holdco on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to Time Warner or America Online stockholders pursuant to Article II and the other provisions of this Article III. Any interest and other income resulting from such investments shall promptly be paid to Holdco.

          3.9 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Holdco, the posting by such Person of a bond in such reasonable amount as Holdco may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Time Warner Capital Stock or America Online Common Stock formerly represented thereby, any cash in lieu of fractional shares of Holdco Capital Stock, and unpaid dividends and distributions on shares of Holdco Capital Stock deliverable in respect thereof, pursuant to this Agreement.

          3.10 Withholding Rights. Holdco shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Time Warner Capital Stock or America Online Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Holdco, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Time Warner Capital Stock or America Online Common Stock in respect of which such deduction and withholding was made by Holdco.

          3.11 Further Assurances. At and after the Effective Time, the officers and directors of Holdco will be authorized to execute and deliver, in the name and on behalf of America Online, America Online Merger Sub, Time Warner or Time Warner Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of America Online, America Online Merger Sub, Time Warner or Time Warner Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in Holdco any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Holdco as a result of, or in connection with, the Mergers.

          3.12 Stock Transfer Books. The stock transfer books of Time Warner and America Online shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Time Warner Capital Stock or America Online

Common Stock thereafter on the records of Time Warner or America
Online. On or after the Effective Time, any Certificates presented to the Exchange Agent or Holdco for any reason shall be converted into the right to receive the applicable Merger Consideration with respect to the shares of Time Warner Capital Stock or America Online Common Stock formerly represented thereby (including any cash in lieu of fractional shares of Holdco Capital Stock to which the holders thereof are entitled pursuant to Section 3.5 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.3).


                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES

          4.1 Representations and Warranties of America Online. Except as disclosed in the America Online Filed SEC Reports (as defined in Section 4.1(d)(ii)) or as set forth in the America Online Disclosure Schedule delivered by America Online to Time Warner prior to the execution of this Agreement (the "America Online Disclosure Schedule"), America Online represents and warrants to Time Warner as follows:

          (a) Organization, Standing and Power; Subsidiaries.

          (i) Each of America Online and each of its Subsidiaries (as defined in Section 9.11) is a corporation or other organization duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect (as defined in Section 9.11) on America Online, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on America Online. The copies of the certificate of incorporation and bylaws of America Online which were previously furnished or made available to Time Warner are true, complete and correct copies of such documents as in effect on the date of this Agreement.

          (ii) Exhibit 21 to America Online's Annual Report on Form 10-K for the fiscal year ended June 30, 1999 includes all the Subsidiaries of America Online which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC")). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are, except as set forth in such Exhibit 21, owned directly or indirectly by America Online, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively "Liens") and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws. Except as disclosed in Section 4.1(a) of the America Online Disclosure Schedule, as of the date of this Agreement, neither America Online nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries), that is or would reasonably be expected to be material to America Online and its Subsidiaries taken as a whole.

          (b) Capital Structure.

          (i) As of January 5, 2000, the authorized capital stock of America Online consists of (A) 6,000,000,000 shares of America Online Common Stock, of which 2,274,045,973 shares were outstanding and (B) 5,000,000 shares of Preferred Stock, par value $0.01 per share, none of which were outstanding and 500,000 of which have been designated Series A-1 Junior Participating Preferred Stock and reserved for issuance upon exercise of the rights (the "America Online Rights") distributed to the holders of America Online Common Stock pursuant to the Rights Agreement, dated as of May 12, 1998 between America Online and BankBoston, N.A., as Rights Agent (the "America Online Rights Agreement"). Except as disclosed in Section 4.1(b) of the America Online Disclosure Schedule, since January 5, 2000 to the date of this Agreement, there have been no issuances of shares of the capital stock of America Online or any other securities of America Online other than pursuant to options or rights outstanding as of January 5, 2000 under the Benefit Plans (as defined in Section 9.11(b)) of America Online or conversion of convertible debt securities of America Online. All issued and outstanding shares of the capital stock of America Online are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights. There were outstanding as of January 5, 2000 no options, warrants or other rights to acquire capital stock from America Online other than (x) the America Online Rights, (y) options and other rights to acquire America Online Common Stock from America Online representing in the aggregate the right to purchase approximately 376,107,825 shares of America Online Common Stock (such options, together with the other employee stock options issued by America Online after the date hereof in accordance with the America Online Stock Option Plans and
Section 5.1, collectively, the "America Online Stock Options") under America Online's Employee Stock Purchase Plan, 1992 Employee, Director and Consultant Stock Option Plan, Quantum Computer Services, Inc. 1987 Stock Incentive Plan and Quantum Computer Services, Inc. Incentive Stock Option Plan (1985) and other option plans assumed by America Online (collectively, the "America Online Stock Option Plans") and (z) the 4% Convertible Subordinated Notes due November 15, 2002 of America Online and the Convertible Subordinated Notes due 2019 of America Online. Except in connection with new hire grants of America Online Stock Options made in a manner consistent with past practice to purchase, in the aggregate, not more than 100,000 shares of America Online Common Stock, Section 4.1(b) of the America Online Disclosure Schedule sets forth a complete and correct list, as of January 5, 2000, of the number of shares of America Online Common Stock subject to America Online Stock Options or other rights to purchase or receive America Online Common Stock granted under the America Online Benefit Plans or otherwise and the weighted average exercise price of the outstanding America Online Stock Options referenced therein.
Except in connection with new hire grants of America Online Stock Options made in a manner consistent with past practice to purchase, in the aggregate, not more than 100,000 shares of America Online Common Stock, no options or warrants or other rights to acquire capital stock from America Online have been issued or granted since January 5, 2000 to the date of this Agreement.

          (ii) No bonds, debentures, notes or other indebtedness of America Online having the right to vote on any matters on which holders of capital stock of America Online may vote ("America Online Voting Debt") are issued or outstanding.

          (iii) Except as otherwise set forth in this Section 4.1(b) or in
Section 4.1(b) of America Online Disclosure Schedule, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which America Online or any of its Subsidiaries is a party or by which any of them is bound obligating America Online or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of America Online or any of its Subsidiaries or obligating America Online or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as disclosed in
Section 4.1(b) of the America Online Disclosure Statement, as of the date of this Agreement, there are no outstanding obligations of America Online or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of America Online or any of its Subsidiaries.

          (c) Authority; No Conflicts.

          (i) America Online has all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreements and to consummate the transactions contemplated hereby and thereby, subject in the case of the consummation of the America Online Merger to the adoption of this Agreement by the Required America Online Vote (as defined in Section 4.1(g)). The execution and delivery of this Agreement and the Stock Option Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of America Online and no other corporate proceedings on the part of America Online are necessary to authorize the execution and delivery of this Agreement or to consummate the America Online Merger and the other transactions contemplated hereby, subject in the case of the consummation of the America Online Merger to the adoption of this Agreement by the Required America Online Vote. This Agreement and the Stock Option Agreements have been duly executed and delivered by America Online and constitute valid and binding agreements of America Online, enforceable against America Online in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (ii) The execution and delivery of this Agreement and the Stock Option Agreements by America Online do not, and the consummation by America Online of the America Online Merger and the other transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien, charge, "put" or "call" right or other encumbrance on, or the loss of, any assets, including Intellectual Property (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a "Violation") pursuant to: (A) any provision of the certificate of incorporation or bylaws or similar organizational document of America Online or any Significant Subsidiary of America Online, or (B) except (1) as, individually or in the aggregate, (2) would not reasonably be expected to have a Material Adverse Effect on America Online or would not prevent or materially delay the consummation of the Mergers, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below and except with respect to employee stock options and other awards or (3) set forth in Section 4.1(c)(ii) of the America Online Disclosure Schedule, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to America Online or any Subsidiary of America Online or their respective properties or assets.

          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity") or any other Person, is required by or with respect to America Online or any Subsidiary of America Online in connection with the execution and delivery of this Agreement and the Stock Option Agreements by America Online or the consummation of the America Online Merger and the other transactions contemplated hereby and thereby, except for those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), Council Regulation No. 4064/89 of the European Community, as amended (the "EC Merger Regulation"), the Competition Act (Canada) and the Investment Canada Act of 1985 (Canada) ("Canadian Investment Regulations"), (B) state securities or "blue sky" laws (the "Blue Sky Laws"), (C) the Securities Act of 1933, as amended (the "Securities Act"),
(D) the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (E) the DGCL with respect to the filing of the Certificates of Merger, (F) the rules and regulations of the NYSE, (G) antitrust or other competition laws of other jurisdictions, (H) the Communications Act of 1934, as amended, and the rules and regulations of the Federal Communications Commission or any successor entity (the "FCC") thereunder (the "Communications Act"), (I) rules and regulations of (x) the cable franchising authorities having jurisdiction over the cable systems of Time Warner and its Subsidiaries and Affiliates (the "Franchising Authorities") and (y) the state public service commissions having jurisdiction over the assets of Time Warner and its Subsidiaries and Affiliates ("PUCs") and (J) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on America Online. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (I) are hereinafter referred to as "Necessary Consents".

          (d) Reports and Financial Statements.

          (i) America Online has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since July 1, 1997 (collectively, including all exhibits thereto, the "America Online SEC Reports"). Except as set forth in Section 4.1(d) of the America Online Disclosure Schedule, no Subsidiary of America Online is required to file any form, report, registration statement, prospectus or other document with the SEC. None of the America Online SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the America Online SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of America Online and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with United States generally accepted accounting principles ("GAAP") consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of notes and normal year-end adjustments that have not been and are not expected to be material in amount. All of such America Online SEC Reports, as of their respective dates (and as of the date of any amendment to the respective America Online SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

          (ii) Except as disclosed in the America Online SEC Reports filed and publicly available prior to the date hereof (the "America Online Filed SEC Reports"), America Online and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of America Online and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business, (B) liabilities incurred in accordance with
Section 5.1, (C) liabilities for Taxes (as defined in Section 4.1(m)) or (D) liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on America Online.

          (e) Information Supplied.

          (i) None of the information supplied or to be supplied by America Online for inclusion or incorporation by reference in (A) the Form S-4 (as defined in Section 6.1) will, at the time the Form S-4 is filed with the SEC,at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (B) the Joint Proxy Statement/Prospectus (as defined in Section 6.1) will, on the date it is first mailed to Time Warner stockholders or America Online stockholders or at the time of the Time Warner Stockholders Meeting or the America Online Stockholders Meeting (each as defined in Section 6.1), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

          (ii) Notwithstanding the foregoing provisions of this Section 4.1(e), no representation or warranty is made by America Online with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by Time Warner for inclusion or incorporation by reference therein.

          (f) Board Approval. The Board of Directors of America Online, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way (the "America Online Board Approval"), has duly (i) determined that this Agreement and the America Online Merger and the America Online Stock Option Agreement are fair to and in the best interests of America Online and its stockholders and declared the America Online Merger to be advisable, (ii) approved this Agreement, the America Online Stock Option Agreement, the Voting Agreement, the America Online Merger, and (iii) recommended that the stockholders of America Online adopt this Agreement and directed that such matter be submitted for consideration by America Online's stockholders at the America Online Stockholders Meeting. The America Online Board Approval constitutes approval of this Agreement, the America Online Stock Option Agreement and the America Online Merger for purposes of Section 203 of the DGCL and Article EIGHTH of the Restated Certificate of Incorporation of America Online. To the knowledge of America Online, except for Section 203 of the DGCL (which has been rendered inapplicable), no state takeover statute is applicable to this Agreement, the America Online Stock Option Agreement or the America Online Merger or the other transactions contemplated hereby or thereby.

          (g) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of America Online Common Stock to adopt this Agreement (the "Required America Online Vote") is the only vote of the holders of any class or series of America Online capital stock necessary to approve or adopt this Agreement, the America Online Stock Option Agreement and the America Online Merger and to consummate the America Online Merger and the other transactions contemplated hereby and thereby.

          (h) Litigation; Compliance with Laws.

          (i) There are no suits, actions, judgments or proceedings (collectively, "Actions") pending or, to the knowledge of America Online, threatened, against or affecting America Online or any Subsidiary of America Online or any property or asset of America Online or any Subsidiary of America Online which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on America Online, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against America Online or any Subsidiary of America Online which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on America Online.

          (ii) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on America Online, America Online and its Subsidiaries hold all permits, licenses, franchises, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses as now being conducted of America Online and its Subsidiaries, taken as a whole (the "America Online Permits"), and no suspension or cancellation of any of the America Online Permits is pending or, to the knowledge of America Online, threatened. America Online and its Subsidiaries are in compliance with the terms of the America Online Permits, except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on America Online. Neither America Online nor its Subsidiaries is in violation of, and America Online and its Subsidiaries have not received any notices of violations with respect to, any laws, statutes, ordinances, rules or regulations of any Governmental Entity, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on America Online.

          (i) Absence of Certain Changes or Events. Except as disclosed in
Section 4.1(i) of the America Online Disclosure Schedule and for liabilities permitted to be incurred in accordance with this Agreement or the transactions contemplated hereby, since September 30, 1999, America Online and its Subsidiaries have conducted their business only in the ordinary course and in a manner consistent with past practice and, since December 31, 1998, there have not been any changes, circumstances or events which, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect on America Online.

          (j) Intellectual Property; Year 2000.

          (i) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on America Online:
(a) America Online and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted; (b) to the knowledge of America Online, the use of any Intellectual Property by America Online and its Subsidiaries does not infringe on or otherwise violate the rights of any Person, (c) the use of the Intellectual Property is in accordance with applicable licenses pursuant to which America Online or any Subsidiary acquired the right to use any Intellectual Property;

and (d) to the knowledge of America Online, no Person is challenging, infringing on or otherwise violating any right of America Online or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to America Online or its Subsidiaries. As of the date of this Agreement, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on America Online, neither America Online nor any of its Subsidiaries has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by America Online and its Subsidiaries and to its knowledge no Intellectual Property owned and/or licensed by America Online or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, "Intellectual Property" shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights.

          (ii) Prior to the date of this Agreement, America Online and its Subsidiaries have undertaken a concerted effort to ensure that all of the computer software, computer firmware, computer hardware, and other similar or related items of automated, computerized, and/or software system(s) that are used or relied on by America Online or any or its Subsidiaries in the conduct of their respective businesses will not malfunction, will not cease to function, will not generate incorrect data, and will not provide incorrect results when processing, providing and/or receiving (a) date-related data into and between the years 1999 and 2000 and (b) date-related data in connection with any valid date in the twentieth and twenty-first centuries. As of the date of this Agreement, except as would not reasonably be expected, individually or in the aggregate, America Online reasonably believes that such effort will be successful.

          (k) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of America Online, except Salomon Smith Barney, Inc., whose fees and expenses will be paid by America Online.

          (l) Opinion of America Online Financial Advisor. America Online has received the opinion of Salomon Smith Barney, Inc., dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair to America Online, from a financial point of view, a copy of which opinion will be made available to Time Warner promptly after the date of this Agreement.

          (m) Taxes. Each of America Online and its Subsidiaries has filed all Tax Returns required to have been filed (or extensions have been duly obtained) and has paid all Taxes required to have been paid by it, except where failure to file such Tax Returns or pay such Taxes would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on America Online. For purposes of this Agreement: (i) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority or any obligation to pay Taxes imposed on any entity for which a party to this Agreement is liable as a result of any indemnification provision or other contractual obligation, and (ii) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

          Neither America Online nor any of its Subsidiaries has taken any action or knows of any fact that is reasonably likely to prevent the Mergers from qualifying as exchanges within the meaning of Section 351 of the Code and as reorganizations within the meaning of Section 368(a) of the Code.

          (n) Certain Contracts. As of the date hereof, except as disclosed in
Section 4.1(n) of the America Online Disclosure Schedule, neither America Online nor any of its Subsidiaries is a party to or bound by (i) any "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to America Online and its Subsidiaries or (ii) any material agreement that restricts the ability of America Online or Time Warner or any of their Subsidiaries or affiliates to distribute, promote, market or otherwise offer Internet and interactive services, Internet and interactive programming, or Internet and interactive functionality on the cable systems owned by Time Warner or its Subsidiaries or affiliates (collectively, "America Online Internet Restrictions"). All contracts described in clause (i) are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on America Online. Neither America Online nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any contract described in clause (i), except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on America Online.

          (o) America Online Stockholder Rights Plan. The Board of Directors of America Online has amended the America Online Rights Agreement in accordance with its terms to render it inapplicable to the transactions contemplated by this Agreement and the America Online Stock Option Agreement.

          (p) Employee Benefits.

          (i) The Benefit Plans, whether oral or written, under which any current or former employee or director of America Online or its Subsidiaries has any present or future right to benefits contributed to, sponsored by or maintained by America Online or its Subsidiaries, or under which America Online or its Subsidiaries has any present or future liability shall be collectively referred to as the "America Online Benefit Plans."

          (ii) Except as set forth in Section 4.1(p) of the America Online Disclosure Schedule, with respect to each America Online Benefit Plan, no liability has been incurred and there exists no condition or circumstances in connection with which America Online or any of its Subsidiaries could be subject to any liability that is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on America Online, in each case under ERISA (as defined in Section 9.11(b)), the Code, or any other applicable law, rule or regulation.

          (iii) America Online and its Subsidiaries are in compliance with all Federal, state, local and foreign requirements regarding employment, except for any failures to comply that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on America Online. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against America Online or any of its Subsidiaries pending or, to the knowledge of America Online, threatened which may interfere with the business activities of America Online or any of its Subsidiaries, except where such dispute, strike or work stoppage is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on America Online.

          4.2 Representations and Warranties of Time Warner. Except as disclosed in the Time Warner Filed SEC Reports (as defined in Section 4.2(d)(ii)) or as set forth in the Time Warner Disclosure Schedule delivered by Time Warner to America Online prior to the execution of this Agreement (the "Time Warner Disclosure Schedule"), Time Warner represents and warrants to America Online as follows:

          (a) Organization, Standing and Power; Subsidiaries.

          (i) Each of Time Warner and each of its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Time Warner, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Time Warner. The copies of the certificate of incorporation and bylaws of Time Warner which were previously furnished or made available to America Online are true, complete and correct copies of such documents as in effect on the date of this Agreement and the copy of the Agreement of Limited Partnership, dated as of October 29, 1991, as amended, of Time Warner Entertainment Company, L.P. ("TWE") which was previously furnished to America Online is a true, complete and correct copy of such agreement as in effect on the date of this Agreement (the "TWE Partnership Agreement").

          (ii) Exhibit 21 to Time Warner's Annual Report on Form 10-K for the year ended December 31, 1998 includes all the Subsidiaries of Time Warner which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC and including TWE). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are, except as set forth in such Exhibit 21 and in the TWE Partnership Agreement, owned directly or indirectly by Time Warner, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws. As of the date of this Agreement, neither Time Warner nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries), that is or would reasonably be expected to be material to Time Warner and its Subsidiaries taken as a whole.

          Time Warner indirectly owns a 74.49% priority capital and residual equity interest in TWE as described in the TWE Partnership Agreement, free and clear of all Liens (except under the TWE Partnership Agreement).

          (b) Capital Structure.

          (i) As of November 30, 1999, the authorized capital stock of Time Warner consists of (a) 5,000,000,000 shares of Time Warner Common Stock of which 1,172,176,909 shares were outstanding, (B) 600,000,000 shares of Series Common Stock, par value $.01 per share, of which (1) 140,000,000 shares have been designated as Time Warner Series LMC Common Stock, of which no shares are outstanding and (2) 140,000,000 shares have been designated as Time Warner Series LMCN-V Common Stock, of which 114,123,884 shares are outstanding, and
(C) 250,000,000 shares of preferred stock, par value $.10 per share, of which
(1) 8,000,000 shares have been designated Series A Participating Cumulative Preferred Stock and reserved for issuance upon exercise of the rights (the "Time Warner Rights") distributed to holders of Time Warner Common Stock pursuant to the Rights Agreement, dated as of October 10, 1996 between Time Warner and ChaseMellon Shareholder Services, LLC, as Rights Agent, as amended (together with any substitute rights agreement entered into pursuant to Section 6.10(b), the "Time Warner Rights Agreement"), (2) 11,000,000 shares have been designated Series D Convertible Preferred Stock, of which no shares are outstanding,

(3) 3,250,000 shares have been designated Series E Convertible Preferred Stock, of which 3,129,251 shares are outstanding, (4) 3,100,000 shares have been designated Series F Convertible Preferred Stock, of which 2,965,761 shares are outstanding, (5) 7,000,000 shares have been designated Series I Convertible Preferred Stock, of which 700,000 shares are outstanding and (6) 3,350,000 shares have been designated Series J Convertible Preferred Stock, of which 1,608,708 shares are outstanding. Since November 30, 1999 to the date of this Agreement, there have been no issuances of shares of the capital stock of Time Warner or any other securities of Time Warner other than issuances of shares pursuant to outstanding convertible securities or options or rights outstanding as of November 30, 1999 and 59,250 Time Warner Restricted Shares under the Benefit Plans of Time Warner, and pursuant to the Time Warner Dividend Reinvestment and Stock Purchase Plan. All issued and outstanding shares of the capital stock of Time Warner are duly authorized, validly issued, fully paid and nonassessable, and free of any preemptive rights. All accrued dividends that were payable on Time Warner Preferred Stock have been paid. There were outstanding as of December 31, 1999 no options, warrants or other rights to acquire capital stock from Time Warner other than (x) the Time Warner Rights and (y) approximately 135,867,893 Time Warner Stock Options (as defined in the next sentence) and 82,000 Time Warner Restricted Shares. The options and other rights to acquire Time Warner Common Stock from Time Warner representing the right to purchase shares of Time Warner Common Stock, together with other employee stock options issued by Time Warner after the date hereof in accordance with the Time Warner Stock Option Plans (as defined in the next sentence) and Section 5.2, are referred to herein collectively as the "Time Warner Stock Options"). The Time Warner Stock Options and the Time Warner Restricted Shares have been and will be granted under the Time Warner 1986 Stock Option Plan, the 1988 Stock Incentive Plan of Time Warner Inc., Time Warner 1989 Stock Incentive Plan, Time Warner 1994 Stock Option Plan, Time Warner Corporate Group Stock Incentive Plan, Time Warner 1997 Stock Option Plan, Time Warner 1996 Stock Option Plan for Non-Employee Directors, Time Warner 1989 WCI Replacement Stock Option Plan, 1989 Lorimar Non-Employee Replacement Stock Option Plan, Time Warner 1993 Stock Option Plan, Time Warner Filmed Entertainment Group Stock Incentive Plan, Time Warner Music Group Stock Incentive Plan, Time Warner Programming Group Stock Incentive Plan, Time Warner Publishing Group Stock Incentive Plan, Time Warner Cable Group Stock Incentive Plan, Subsidiary 1988 Stock Option Plan, Subsidiary 1993 Stock Option and Equity-Based Award Plan, Subsidiary 1986 Stock Option Plan, Subsidiary 1990 Stock Option Plan, Subsidiary 1991 Stock Option Plan and Subsidiary Nonqualified Stock Option Agreements, the Time Warner 1999 Restricted Stock Plan, the Time Warner 1988 Restricted Stock Plan for Non-Employee Directors and the Time Warner 1999 International Employees Restricted Stock Plan (collectively, the "Time Warner Stock Option Plans"). Except in connection with pre-employment grants of Time Warner Stock Options made in a manner consistent with past practice to purchase, in the aggregate, not more than 100,000 shares of Time Warner Common Stock, Section 4.2(b)(i) of the Time Warner Disclosure Schedule sets forth a complete and correct list, as of December 31, 1999, of the number of shares of Time Warner Common Stock subject to Time Warner Stock Options or other rights to purchase or receive Time Warner Common Stock granted under the Time Warner Benefit Plans or otherwise and the weighted average exercise price of the outstanding Time Warner Stock Option referenced therein. Except in connection with pre-employment grants of

Time Warner Stock Options made in a manner consistent with past practice to purchase, in the aggregate, not more than 100,000 shares of Time Warner Common Stock, no options or warrants or other rights to acquire capital stock from Time Warner have been issued or granted since December 31, 1999 to the date of this Agreement.

          (ii) No bonds, debentures, notes or other indebtedness of Time Warner having the right to vote on any matters on which holders of capital stock of Time Warner may vote ("Time Warner Voting Debt") are issued or outstanding.

          (iii) Except as otherwise set forth in this Section 4.2(b) or in
Section 4.2(b)(iii) of the Time Warner Disclosure Schedule, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Time Warner or any of its Subsidiaries is a party or by which any of them is bound obligating Time Warner or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Time Warner or any of its Subsidiaries or obligating Time Warner or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of Time Warner or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Time Warner or any of its Subsidiaries.

          (c) Authority; No Conflicts.

          (i) Time Warner has all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreements and to consummate the transactions contemplated hereby and thereby, subject in the case of the consummation of the Time Warner Merger to the adoption of this Agreement by the Required Time Warner Vote (as defined in Section 4.2(g)). The execution and delivery of this Agreement and the Stock Option Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Time Warner and no other corporate proceedings on the part of Time Warner are necessary to authorize the execution and delivery of the Agreement or to consummate the Time Warner Merger and the other transactions contemplated hereby, subject in the case of the consummation of the Time Warner Merger to the adoption of this Agreement by the Required Time Warner Vote. This Agreement and the Stock Option Agreements have been duly executed and delivered by Time Warner and constitute valid and binding agreements of Time Warner, enforceable against Time Warner in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (ii) The execution and delivery of this Agreement and the Stock Option Agreements by Time Warner do not, and the consummation by Time Warner of the Time Warner Merger and the other transactions contemplated hereby and thereby will not, conflict with, or result in a Violation pursuant to: (A) any provision of the certificate of incorporation or bylaws or similar organizational document of Time Warner or any Significant Subsidiary of Time Warner (including the TWE Partnership Agreement) or (B) except (1) as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Time Warner or (2) would not prevent or materially delay the consummation of the Mergers, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below or (3) set forth in Section 4.2(c)(ii) of the Time Warner Disclosure Schedule and except with respect to employee stock options and other awards, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Time Warner or any Subsidiary of Time Warner or their respective properties or assets.

          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Time Warner or any Subsidiary of Time Warner in connection with the execution and delivery of this Agreement and the Stock Option Agreements by Time Warner or the consummation of the Time Warner Merger and the other transactions contemplated hereby and thereby, except the Necessary Consents and such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Time Warner.

          (d) Reports and Financial Statements.

          (i) Each of Time Warner and TWE have filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by each of them with the SEC since December 31, 1996 (collectively, including all exhibits thereto, the "Time Warner SEC Reports"). Except as set forth in Section 4.2(d)(i) of the Time Warner Disclosure Schedule, no Subsidiary of Time Warner is required to file any form, report, registration statement, prospectus or other document with the SEC. None of the Time Warner SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Time Warner SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Time Warner or TWE, as the case may be, and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of notes and normal year-end adjustments that have not been and are not expected to be material in amount. All of such Time Warner SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Time

Warner SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

          (ii) Except as disclosed in the Time Warner SEC Reports filed and publicly available prior to the date hereof (the "Time Warner Filed SEC Reports"), Time Warner and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of Time Warner and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business, (B) liabilities incurred in accordance with Section 5.2,
(C) liabilities for Taxes or (D) liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Time Warner.

          (e) Information Supplied.

          (i) None of the information supplied or to be supplied by Time Warner for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (B) the Joint Proxy Statement/Prospectus will, on the date it is first mailed to Time Warner stockholders or America Online stockholders or at the time of the Time Warner Stockholders Meeting or the America Online Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

          (ii) Notwithstanding the foregoing provisions of this Section 4.2(e), no representation or warranty is made by Time Warner with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by America Online for inclusion or incorporation by reference therein.

                  (f) Board Approval. The Board of Directors of Time Warner, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Time Warner Board Approval"), has duly (i) determined that this Agreement and the Time Warner Merger and the Time Warner Stock Option Agreement are fair to and in the best interests of Time Warner and its stockholders and declared the Time Warner Merger to be advisable, (ii) approved this Agreement, the Time Warner Stock Option Agreement, the Voting Agreement and the Time Warner Merger and (iii) recommended that the stockholders of Time Warner adopt this Agreement and directed that such matter be submitted for consideration by Time Warner's stockholders at the Time Warner

Stockholders Meeting. The Time Warner Board Approval constitutes approval of this Agreement, the Time Warner Stock Option Agreement, the Voting Agreement and the Time Warner Merger for purposes of Section 203 of the DGCL and Article V of the Restated Certificate of Incorporation of Time Warner. To the knowledge of Time Warner, except for Section 203 of the DGCL (which has been rendered inapplicable), no state takeover statute is applicable to this Agreement, the Time Warner Stock Option Agreement, the Voting Agreement or the Time Warner Merger or the other transactions contemplated hereby or thereby.

          (g) Vote Required. The affirmative vote of the holders of a majority of the voting power of the outstanding shares of Time Warner Series LMC Common Stock, Time Warner Common Stock and Time Warner Preferred Stock, voting together as a single class, to adopt this Agreement (the "Required Time Warner Vote") is the only vote of the holders of any class or series of Time Warner capital stock necessary to approve or adopt this Agreement, the Time Warner Stock Option Agreement and the Time Warner Merger and to consummate the Time Warner Merger and the other transactions contemplated hereby and thereby.

          (h) Litigation; Compliance with Laws.

          (i) There are no Actions pending or, to the knowledge of Time Warner, threatened, against or affecting Time Warner or any Subsidiary of Time Warner or any property or asset of Time Warner or any Subsidiary of Time Warner which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Time Warner, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against Time Warner or any Subsidiary of Time Warner which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Time Warner.

          (ii) Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Time Warner, Time Warner and its Subsidiaries hold all permits, licenses, franchises, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses as now being conducted of Time Warner and its Subsidiaries, taken as a whole (the "Time Warner Permits"), and no suspension or cancellation of any of the Time Warner Permits is pending or, to the knowledge of Time Warner, threatened. Time Warner and its Subsidiaries are in compliance with the terms of the Time Warner Permits, except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Time Warner. Neither Time Warner nor its Subsidiaries is in violation of, and Time Warner and its Subsidiaries have not received any notices of violations with respect to, any laws, statutes, ordinances, rules or regulations of any Governmental Entity, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Time Warner.

          (i) Absence of Certain Changes or Events. Except as disclosed in
Section 4.2(i) of the Time Warner Disclosure Schedule and for liabilities permitted to be incurred in accordance with this Agreement or the transactions contemplated hereby, since September 30, 1999, Time Warner and its Subsidiaries have conducted their business only in the ordinary course and in a manner consistent with past practice and, since December 31, 1998, there have not been any changes, circumstances or events which, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect on Time Warner.

          (j) Intellectual Property; Year 2000.

          (i) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Time Warner: (a) Time Warner and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (b) to the knowledge of Time Warner, the use of any Intellectual Property by Time Warner and its Subsidiaries does not infringe on or otherwise violate the rights of any Person, (c) the use of the Intellectual Property is in accordance with applicable licenses pursuant to which Time Warner or any Subsidiary acquired the right to use any Intellectual Property; and (d) to the knowledge of Time Warner, no Person is challenging, infringing on or otherwise violating any right of Time Warner or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Time Warner or its Subsidiaries. As of the date of this Agreement, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Time Warner, neither Time Warner nor any of its Subsidiaries has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by Time Warner and its Subsidiaries and to its knowledge no Intellectual Property owned and/or licensed by Time Warner or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

          (ii) Prior to the date of this Agreement, Time Warner and its Subsidiaries have undertaken a concerted effort to ensure that all of the computer software, computer firmware, computer hardware, and other similar or related items of automated, computerized, and/or software system(s) that are used or relied on by Time Warner or any or its Subsidiaries in the conduct of their respective businesses will not malfunction, will not cease to function, will not generate incorrect data, and will not provide incorrect results when processing, providing and/or receiving (a) date-related data into and between the years 1999 and 2000 and (b) date-related data in connection with any valid date in the twentieth and twenty-first centuries. As of the date of this Agreement, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Time Warner, Time Warner reasonably believes that such effort will be successful.

          (k) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Time Warner except Morgan Stanley Dean Witter & Co. Incorporated, whose fees and expenses will be paid by Time Warner.

          (l) Opinion of Time Warner Financial Advisor. Time Warner has received the opinion of Morgan Stanley Dean Witter & Co. Incorporated, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of Time Warner Common Stock and Time Warner Series Common Stock, a copy of which opinion will be made available to America Online promptly after the date of this Agreement.

          (m) Taxes. Each of Time Warner and its Subsidiaries has filed all Tax Returns required to have been filed (or extensions have been duly obtained) and has paid all Taxes required to have been paid by it, except where failure to file such Tax Returns or pay such Taxes would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Time Warner.

          Neither Time Warner nor any of its Subsidiaries has taken any action or knows of any fact that is reasonably likely to prevent the Mergers from qualifying as exchanges within the meaning of Section 351 of the Code and as reorganizations within the meaning of Section 368(a) of the Code.

          (n) Certain Contracts. As of the date hereof, except as disclosed in
Section 4.2(n) of the Time Warner Disclosure Schedule, neither Time Warner nor any of its Subsidiaries is a party to or bound by (i) any "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Time Warner and its Subsidiaries or (ii) any material agreement that restricts the ability of America Online or Time Warner or any of their Subsidiaries or affiliates to distribute, promote, market or otherwise offer Internet and interactive services, Internet and interactive programming, or Internet and interactive functionality on the cable systems owned by Time Warner or its Subsidiaries or affiliates (collectively, "Time Warner Internet Restrictions"). All contracts described in clause (i) are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Time Warner. Neither Time Warner nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any contract described in clause (i), except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on Time Warner.

          (o) Time Warner Stockholder Rights Plan. The Board of Directors of Time Warner has amended the Time Warner Rights Agreement in accordance with its terms to render it inapplicable to the transactions contemplated by this Agreement and the Time Warner Stock Option Agreement.

          (p) Employee Benefits.

          (i) The Benefit Plans, whether oral or written, under which any current or former employee or director of Time Warner or its Subsidiaries has any present or future right to benefits contributed to, sponsored by or maintained by Time Warner or its Subsidiaries, or under which Time Warner or its Subsidiaries has any present or future liability shall be collectively referred to as the "Time Warner Benefit Plans."

          (ii) With respect to each Time Warner Benefit Plan, no liability has been incurred and there exists no condition or circumstances in connection with which Time Warner or any of its Subsidiaries could be subject to any liability that is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Time Warner, in each case under ERISA, the Code, or any other applicable law, rule or regulation.

          (iii) Time Warner and its Subsidiaries are in compliance with all Federal, state, local and foreign requirements regarding employment, except for any failures to comply that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Time Warner. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against Time Warner or any of its Subsidiaries pending or, to the knowledge of Time Warner, threatened which may interfere with the business activities of Time Warner or any of its Subsidiaries, except where such dispute, strike or work stoppage is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Time Warner.


                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

          5.1 Covenants of America Online. During the period from the date of this Agreement and continuing until the Effective Time, America Online agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, the Stock Option Agreements or Section 5.1 (including its subsections) of the America Online Disclosure Schedule or as required by a Governmental Entity or to the extent that Time Warner shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

          (a) Ordinary Course.


          (i) America Online and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use its reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time; provided, however, that no action by America Online or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 5.1 shall be deemed a breach of this Section 5.1(a)(i) unless such action would constitute a breach of one or more of such other provisions.

          (ii) Other than in connection with acquisitions permitted by Section 5.1(e) or investments permitted by Section 5.2(g), America Online shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new material line of business or (B) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities in connection therewith incurred or committed to in the ordinary course of business consistent with past practice.

          (b) Dividends; Changes in Share Capital. America Online shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except than as permitted by Section 5.1(b)(ii), (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for (x) any such transaction by a wholly owned Subsidiary of America Online which remains a wholly owned Subsidiary after consummation of such transaction or (y) a stock split of the America Online Common Stock or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except for the purchase from time to time by America Online of America Online Common Stock (and the associated America Online Rights) in connection with the America Online Benefit Plans in the ordinary course of business consistent with past practice.

          (c) Issuance of Securities. America Online shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any America Online Voting Debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or America Online Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of America Online Common Stock (and the associated America Online Rights) upon the exercise of America Online Stock Options in accordance with their present terms or pursuant to America Online Stock Options or other stock based awards granted pursuant to clause (ii) below,
(ii) the granting of America Online Stock Options or other stock based awards of or to acquire shares of America Online Common Stock granted under Benefit Plans outstanding on the date hereof in the ordinary course of business consistent with past practice, (iii) issuances by a wholly owned Subsidiary of America Online of capital stock to such Subsidiary's parent or another wholly owned Subsidiary of America Online, (iv) pursuant to acquisitions and investments as disclosed in Section 5.1(e) or 5.1(g) of the America Online Disclosure Schedule or the financings therefor or as disclosed in Section 5.1(c) of the America Online Disclosure Schedule, (v) issuances in accordance with the America Online Rights Agreement or (vi) issuances pursuant to the America Online Stock Option Agreement.

          (d) Governing Documents. Except to the extent required to comply with their respective obligations hereunder or with applicable law, America Online and America Online Merger Sub shall not amend or propose to so amend their respective certificates of incorporation or bylaws.

          (e) No Acquisitions. Other than (i) pursuant to the Time Warner Stock Option Agreement, (ii) acquisitions disclosed in Section 5.1(e) of the America Online Disclosure Schedule and (iii) acquisitions in existing or related lines of business of America Online the fair market value of the total consideration (including the value of indebtedness acquired or assumed) for which does not exceed the amount specified in the aggregate for such acquisitions in Section 5.1(e)(iii) of the America Online Disclosure Schedule and none of which acquisitions referred to in this clause (iii) presents a material risk of making it materially more difficult to obtain any approval or authorization required in connection with the Mergers under applicable Laws, America Online shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (excluding the acquisition of assets used in the operations of the business of America Online and its Subsidiaries in the ordinary course, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor); provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing Subsidiaries of America Online or (y) the creation of new Subsidiaries of America Online organized to conduct or continue activities otherwise permitted by this Agreement.

          (f) No Dispositions. Other than (i) internal reorganizations or consolidations involving existing Subsidiaries of America Online, (ii) dispositions referred to in the America Online SEC Reports filed prior to the date of this Agreement or (iii) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby or as disclosed in Section 5.1(f) of the America Online Disclosure Schedule, America Online shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of America Online but excluding inventory in the ordinary course of business), if the fair market value of the total consideration (including the value of the indebtedness acquired or assumed) therefor exceeds the amount specified in the aggregate for all such dispositions in Section 5.1(f) of the America Online Disclosure Schedule.

          (g) Investments; Indebtedness. America Online shall not, and shall not permit any of its Subsidiaries to, (i) other than in connection with acquisitions permitted by Section 5.1(e) or as disclosed in Section 5.1(g) of the America Online Disclosure Schedule, make any loans, advances or capital contributions to, or investments in, any other Person, other than (x) loans or investments by America Online or a Subsidiary of America Online to or in America Online or any Subsidiary of America Online, (y) employee loans or advances made in the ordinary course of business or (z) in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to America Online and its Subsidiaries taken as a whole (provided that none of such transactions referred to in this clause (z) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Mergers under Regulatory Law (as defined in Section 6.4(c)) or (ii) without regard to anything contained in the America Online Disclosure Schedule, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of America Online or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person (other than any wholly owned Subsidiary) or enter into any arrangement having the economic effect of any of the foregoing (collectively, "America Online Indebtedness"), except for (A) any America Online Indebtedness so long as (x) after the incurrence or issuance of such America Online Indebtedness America Online's consolidated indebtedness would not exceed 125% of the consolidated indebtedness of America Online as of the date hereof and (y) no America Online credit rating would be downgraded by either Moody's Investors Service, Inc. ("Moody's") or Standard & Poor's Corporation ("S&P") (provided that the consummation of this Agreement or any of the transactions contemplated hereby shall not give rise to, cause or result in, a default or event of default under the agreement or instrument governing any such indebtedness or, an obligation to pay any amount thereunder solely as a result of the consummation of this Agreement or any of the transactions contemplated hereby) and (B) intercompany indebtedness between America Online and any of its wholly owned Subsidiaries or between such wholly owned Subsidiaries.

          (h) Tax-Free Qualification. America Online shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 5.1) that would prevent or impede the Mergers from qualifying as exchanges under Section 351 of the Code and as reorganizations under Section 368 of the Code; provided, however, that nothing hereunder shall limit the ability of America Online to exercise its rights and/or fulfill its obligations under the Stock Option Agreements.

          (i) Compensation. Except (x) as set forth in Sections 5.1(c) or 5.1(i) of the America Online Disclosure Schedule, (y) as required by law or by the terms of any collective bargaining agreement or other agreement currently in effect between America Online or any Subsidiary of America Online and any executive officer or employee thereof or (z) in the ordinary course of business consistent with past practice, America Online shall not increase the amount of compensation of any director, executive officer or key employee of America Online or any material Subsidiary or business unit of America Online, or make any increase in or commitment to increase any employee benefits, issue any additional America Online Stock Options, adopt or amend or make any commitment to adopt or amend any Benefit Plan or make any contribution, other than regularly scheduled contributions, to any America Online Benefit Plan. Any option committed to be granted or granted after the date hereof shall not accelerate as a result of the approval or consummation of any transaction contemplated by this Agreement. Should any modification of the America Online Option Plans necessary to effectuate the immediately preceding sentence render any transaction to which America Online is a party, and which is intended to be eligible for pooling-of-interest accounting under APB No. 16, ineligible for such treatment then such modification shall not be required; provided, that the number of shares subject to options to be granted in the ordinary course consistent with past practice shall be reduced to reflect the effect of such acceleration.

          (j) Accounting Methods; Income Tax Elections. Except as disclosed in America Online SEC Reports filed prior to the date of this Agreement, or as required by a Governmental Entity, America Online shall not change its methods of accounting in effect at September 30, 1999, except as required by changes in GAAP as concurred in by America Online's independent public accountants. America Online shall not (i) change its fiscal year (other than to the calendar year) or (ii) make any tax election that, individually or in the aggregate, would have a Material Adverse Effect on America Online.

          (k) Certain Agreements and Arrangements. Except as disclosed in
Section 5.1(k) of the America Online Disclosure Schedule, America Online shall not, and shall not permit any of its Subsidiaries to, enter into any America Online Internet Restrictions or any agreements or arrangements (x) that limit or otherwise restrict America Online or any of its Subsidiaries or any of their respective Affiliates or any successor thereto or that could, after the Effective Time, limit or restrict America Online or any of its Affiliates (including Holdco) or any successor thereto, from engaging or competing in any line of business or in any geographic area which agreements or arrangements, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Holdco and its Subsidiaries, taken together, after giving effect to the Mergers or (y) of a type described in Section 5.1 (k) of the Time Warner Disclosure Schedule.

          (l) Satisfaction of Closing Conditions. Except as required by law, America Online shall not, and shall not permit any of its Subsidiaries to, take any action that would, or would reasonably be expected to, result in (i) any of the conditions to the Mergers set forth in Article VII not being satisfied or (ii) a material delay in the satisfaction of such conditions.

          (m) No Related Actions. America Online will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

          5.2 Covenants of Time Warner. During the period from the date of this Agreement and continuing until the Effective Time, Time Warner agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, the Stock Option Agreements or Section 5.2 (including its subsections) of the Time Warner Disclosure Schedule or as required by a Governmental Entity or to the extent that America Online shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

          (a) Ordinary Course.

          (i) Time Warner and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use its reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time; provided, however, that no action by Time Warner or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section
     5.2 shall be deemed a breach of this Section 5.2(a)(i) unless such action would constitute a breach of one or more of such other provisions.

          (ii) Other than in connection with acquisitions permitted by Section 5.2(e) or investments permitted by Section 5.2(g), Time Warner shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new material line of business or (B) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities in connection therewith as disclosed in Section 5.2(a) of the Time Warner Disclosure Schedule or incurred or committed to in the ordinary course of business consistent with past practice.

          (b) Dividends; Changes in Share Capital. Time Warner shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (A) the declaration and payment of regular quarterly cash dividends not in excess of $0.045 per share of Time Warner Common Stock, $0.045 per share of Series LMCN-V Common Stock, $0.9375 per share of Time Warner Series E Preferred Stock, $0.1874 per share of Time Warner Series F Preferred Stock, $0.9375 per share of Time Warner Series I Preferred Stock or $0.9375 per share of Series J Preferred Stock, in each case, with usual record and payment dates for such dividends in accordance with past dividend practice and, in the case of Time Warner Series Common Stock or Time Warner Preferred Stock, the certificate of designations therefor, and (B) for dividends by wholly owned Subsidiaries of Time Warner, distributions by TWE or TWE-A/N to the partners therein according to their respective governing documents in amounts and at times in the ordinary course of business consistent with past practice and as permitted by Section 5.2(b)(ii), (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for
(x) any such transaction by a wholly owned Subsidiary of Time Warner which remains a wholly owned Subsidiary after consummation of such transaction or
(y) a stock split of the Time Warner Common Stock, or (iii) except as set forth in Section 5.2(b) of the Time Warner Disclosure Schedule, repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except for the purchase from time to time by Time Warner of Time Warner Common Stock (and the associated Time Warner Rights) in connection with the Time Warner Benefit Plans in the ordinary course of business consistent with past practice.

          (c) Issuance of Securities. Time Warner shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Time Warner Voting Debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or Time Warner Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of Time Warner Common Stock (and the associated Time Warner Rights) upon the exercise of Time Warner Stock Options in accordance with their present terms or pursuant to Time Warner Stock Options or other stock based awards granted pursuant to clause (ii) below, (ii) the granting of Time Warner Stock Options or other stock based awards of or to acquire shares of Time Warner Common Stock granted under Benefit Plans outstanding on the date hereof in the ordinary course of business consistent with past practice, (iii) issuances by a wholly owned Subsidiary of Time Warner of capital stock to such Subsidiary's parent or another wholly owned Subsidiary of Time Warner, (iv) pursuant to acquisitions and investments as disclosed in Section 5.2(e) or 5.2(g) of the Time Warner Disclosure Schedule or the financings therefor, (v) issuances disclosed in Section 5.2(c) of the Time Warner Disclosure Schedule, (vi) issuances in accordance with the Time Warner Rights Agreement or (vii) issuances pursuant to the Time Warner Stock Option Agreement.

          (d) Governing Documents. Except as set forth in Section 5.2(d) of the Time Warner Disclosure Schedule or to the extent required to comply with their respective obligations hereunder or with applicable law, Time Warner and Time Warner Merger Sub shall not amend or propose to so amend their respective certificates of incorporation or bylaws.

          (e) No Acquisitions. Other than (i) pursuant to the America Online Stock Option Agreement, (ii) acquisitions disclosed in Section 5.2(e) of the Time Warner Disclosure Schedule and (iii) acquisitions in existing or related lines of business of Time Warner the fair market value of the total consideration (including the value of indebtedness acquired or assumed) for which does not exceed the amount specified in the aggregate for such acquisitions in Section 5.2(e)(iii) of the Time Warner Disclosure Schedule and none of which acquisitions referred to in this clause (iii) presents a material risk of making it materially more difficult to obtain any approval or authorization required in connection with the Mergers under applicable Laws, Time Warner shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (excluding the acquisition of assets used in the operations of the business of Time Warner and its Subsidiaries in the ordinary course, which assets do not constitute a business unit, division or all or substantially of the assets of the transferor); provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing Subsidiaries of Time Warner or (y) the creation of new Subsidiaries of Time Warner organized to conduct or continue activities otherwise permitted by this Agreement.

          (f) No Dispositions. Other than (i) internal reorganizations or consolidations involving existing Subsidiaries of Time Warner, (ii) dispositions referred to in the Time Warner SEC Reports filed prior to the date of this Agreement, (iii) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby or (iv) as disclosed in Section 5.2(f) of the Time Warner Disclosure Schedule, Time Warner shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of Time Warner but excluding inventory in the ordinary course of business), if the fair market value of the total consideration (including the value of the indebtedness acquired or assumed) therefor exceeds the amount specified in the aggregate for all such dispositions in Section 5.2(f) of the Time Warner Disclosure Schedule.

          (g) Investments; Indebtedness. Time Warner shall not, and shall not permit any of its Subsidiaries to, (i) other than in connection with acquisitions permitted by Section 5.2(e) or as disclosed in Section 5.1(g) of the Time Warner Disclosure Schedule, make any loans, advances or capital contributions to, or investments in, any other Person, other than (x) loans or investments by Time Warner or a Subsidiary of Time Warner to or in Time Warner or any Subsidiary of Time Warner, (y) employee loans or advances made in the ordinary course of business or (z) in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to Time Warner and its Subsidiaries taken as a whole (provided that none of such transactions referred to in this clause (z) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Mergers under Regulatory Law or (ii) without regard to anything contained in the Time Warner Disclosure Schedule, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Time Warner or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person (other than any wholly owned Subsidiary) or enter into any arrangement having the economic effect of any of the foregoing (collectively, "Time Warner Indebtedness"), except for (A) any Time Warner Indebtedness so long as (x) after the incurrence or issuance of such Time Warner Indebtedness Time Warner's consolidated indebtedness would not exceed 125% of the consolidated indebtedness of Time Warner as of the date hereof and (y) no Time Warner credit rating would be downgraded by either Moody's or S&P (provided that the consummation of this Agreement or any of the transactions contemplated hereby shall not give rise to, cause or result in, a default or event of default under the agreement or instrument governing any such indebtedness or, an obligation to pay any amount thereunder solely as a result of the consummation of this Agreement or any of the transactions contemplated hereby) and (B) intercompany indebtedness between Time Warner and any of its wholly owned Subsidiaries or between such wholly owned Subsidiaries.

          (h) Tax-Free Qualification. Time Warner shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 5.2) that would prevent or impede the Mergers from qualifying as exchanges under Section 351 of the Code and as reorganizations under Section 368 of the Code; provided, however, that nothing hereunder shall limit the ability of Time Warner to exercise its rights and/or fulfill its obligations under the Stock Option Agreements.

          (i) Compensation. Except (x) as set forth in Section 5.2(c) or 5.2
(i) of the Time Warner Disclosure Schedule, (y) as required by law or by the terms of any collective bargaining agreement or other agreement currently in effect between Time Warner or any Subsidiary of Time Warner and any executive officer or employee thereof or (z) in the ordinary course of business consistent with past practice, Time Warner shall not increase the amount of compensation of any director, executive officer or key employee of Time Warner or any material Subsidiary or business unit of Time Warner, or make any increase in or commitment to increase any employee benefits, issue any additional Time Warner Stock Options, adopt or amend or make any commitment to adopt or amend any Benefit Plan or make any contribution, other than regularly scheduled contributions, to any Time Warner Benefit Plan. Any option granted or committed to be granted after the date hereof shall not accelerate as a result of the approval or consummation of any transaction contemplated by this Agreement. Should any modification of the Time Warner Option Plans necessary to effectuate the immediately preceding sentence render any transaction to which Time Warner is a party, and which is intended to be eligible for pooling-of-interest accounting under APB No. 16, ineligible for such treatment then such modification shall not be required; provided that the number of shares subject to options to be granted in the ordinary course consistent with past practice shall be reduced to reflect the effect of such acceleration.

          (j) Accounting Methods; Income Tax Elections. Except as disclosed in Time Warner SEC Reports filed prior to the date of this Agreement, or as required by a Governmental Entity, Time Warner shall not change its methods of accounting in effect at September 30, 1999, except as required by changes in GAAP as concurred in by Time Warner's independent public accountants. Time Warner shall not (i) change its fiscal year or (ii) make any tax election that, individually or in the aggregate, would have a Material Adverse Effect on Time Warner.

          (k) Certain Agreements and Arrangements. Time Warner shall not, and shall not permit any of its Subsidiaries to, enter into any Time Warner Internet Restrictions or any agreements or arrangements (x) that limit or otherwise restrict Time Warner or any of its Subsidiaries or any of their respective Affiliates or any successor thereto, or that could, after the Effective Time, limit or restrict America Online or any of its Affiliates (including Holdco) or any successor thereto, from engaging or competing in any line of business or in any geographic area which agreements or arrangements, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Holdco and its Subsidiaries, taken together, after giving effect to the Mergers or (y) of a type described in Section 5.2(k) of the America Online Disclosure Schedule.

          (l) Satisfaction of Closing Conditions. Except as required by law, Time Warner shall not, and shall not permit any of its Subsidiaries to, take any action that would, or would reasonably be expected to, result in (i) any of the conditions to the Mergers set forth in Article VII not being satisfied or (ii) a material delay in the satisfaction of such conditions.

          (m) No Related Actions. Time Warner will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

          5.3 Governmental Filings. Each party shall (a) confer on a reasonable basis with the other and (b) report to the other (to the extent permitted by law or regulation or any applicable confidentiality agreement) on operational matters. Time Warner and America Online shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall, if requested by the other party and to the extent permitted by law or regulation or any applicable confidentiality agreement, deliver to the other party copies of all such reports, announcements and publications promptly after such request.

          5.4 Control of Other Party's Business. Nothing contained in this Agreement shall give Time Warner, directly or indirectly, the right to control or direct America Online's operations and nothing contained in this Agreement shall give America Online, directly or indirectly, the right to control or direct Time Warner's operations prior to the Effective Time. Prior to the Effective Time, each of Time Warner and America Online shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.


                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

          6.1 Preparation of Proxy Statement; Stockholders Meetings.

          (a) As promptly as reasonably practicable following the date hereof, America Online and Time Warner shall cooperate in preparing and each shall cause to be filed with the SEC mutually acceptable proxy materials which shall constitute the joint proxy statement/prospectus relating to the matters to be submitted to the America Online stockholders at the America Online Stockholders Meeting and the matters to be submitted to the Time Warner stockholders at the Time Warner Stockholders Meeting (such proxy statement/prospectus, and any amendments or supplements thereto, the "Joint Proxy Statement/Prospectus") and Holdco shall prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of Holdco Capital Stock in the Mergers (such Form S-4, and any amendments or supplements thereto, the "Form S-4"). The Joint Proxy Statement/Prospectus will be included as a prospectus in and will constitute a part of the Form S-4 as Holdco's prospectus. Each of America Online and Time Warner shall use reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Mergers and the transactions contemplated thereby. America Online and Time Warner shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Joint Proxy Statement/Prospectus or Form S-4 received from the SEC. The parties shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; provided that with respect to documents filed by a party which are incorporated by reference in the Form S-4 or Joint Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations; and provided further that America Online, in connection with a Change in the America Online Recommendation (as defined in Section 6.1(c)), and Time Warner, in connection with a Change in the Time Warner Recommendation (as defined in Section 6.1(b)), may amend or supplement the Joint Proxy Statement/Prospectus or Form S-4 (including by incorporation by reference) pursuant to a Qualifying Amendment (as defined below) to effect such a Change, and in such event, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, and shall be subject to the right of each party to have its Board of Directors' deliberations and conclusions to be accurately described. A "Qualifying Amendment" means an amendment or supplement to the Joint Proxy Statement/Prospectus or Form S-4 (including by incorporation by reference) to the extent it contains (i) a Change in the America Online Recommendation or a Change in the Time Warner Recommendation (as the case may be), (ii) a statement of the reasons of the Board of Directors of America Online or Time Warner (as the case may be) for making such Change in the America Online Recommendation or Change in the Time Warner Recommendation (as the case may be) and (iii) additional information reasonably related to the foregoing. America Online will use reasonable best efforts to cause the Joint Proxy Statements/Prospectus to be mailed to America Online stockholders, and Time Warner will use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Time Warner's stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Holdco shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the Mergers and each of Time Warner and America Online shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Holdco Capital Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If at any time prior to the Effective Time any information relating to America Online or Time Warner, or any of their respective affiliates, officers or directors, should be discovered by America Online or Time Warner which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of America Online and Time Warner.

          (b) Time Warner shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date determined in accordance with the mutual agreement of Time Warner and America Online (the "Time Warner Stockholders Meeting") for the purpose of obtaining the Required Time Warner Vote with respect to the transactions contemplated by this Agreement and shall take all lawful action to solicit the adoption of this Agreement by the Required Time Warner Vote; and the Board of Directors of Time Warner shall recommend adoption of this Agreement by the stockholders of Time Warner to the effect as set forth in Section 4.2(f) (the "Time Warner Recommendation"), and shall not, unless America Online makes a Change in the America Online Recommendation, (x) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to America Online such recommendation or (y) take any action or make any statement (other than any action described in the foregoing clause (x)) in connection with the Time Warner Stockholders Meeting inconsistent with such recommendation (collectively, a "Change in the Time Warner Recommendation"); provided, however, any action or statement under clause (y) will not be deemed a Change in the Time Warner Recommendation provided (I) such action or statement is taken or made pursuant to advice from Cravath, Swaine & Moore, counsel to Time Warner, to the effect that such action or statement is required by applicable Law, (II) if a Time Warner Public Proposal has been made and not rescinded, such action or statement shall not relate to such Time Warner Public Proposal other than any factual statement required by any regulatory authority (including the SEC) and shall in any event include a rejection of such Time Warner Public Proposal and (III) such action or statement also includes a reaffirmation of the Time Warner Board of Directors' approval of the Mergers and the other transactions contemplated hereby and recommendation to the Time Warner stockholders to adopt this Agreement; provided further, however, that the Board of Directors of Time Warner may make a Change in the Time Warner Recommendation pursuant to Section 6.5 hereof. Notwithstanding any Change in the Time Warner Recommendation, this Agreement shall be submitted to the stockholders of Time Warner at the Time Warner Stockholders Meeting for the purpose of adopting this Agreement and nothing contained herein shall be deemed to relieve Time Warner of such obligation.

          (c) America Online shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date determined in accordance with the mutual agreement of America Online and Time Warner (the "America Online Stockholders Meeting") for the purpose of obtaining the America Online Stockholder Approval with respect to the transactions contemplated by this Agreement and shall take all lawful action to solicit the adoption of this Agreement, and the Board of Directors of America Online shall recommend adoption of this Agreement by the stockholders of America Online to the effect as set forth in Section 4.1(f) (the "America Online Recommendation"), and shall not, unless Time Warner makes a Change in the Time Warner Recommendation, (x) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Time Warner such recommendation or (y) take any action or make any statement (other than any action described in the foregoing clause (x)) in connection with the America Online Stockholders Meeting inconsistent with such recommendation (collectively, a "Change in the America Online Recommendation"); provided, however, any action or statement under clause (y) will not be deemed a Change in the America Online Recommendation provided (I) such action or statement is taken or made pursuant to advice from Simpson Thacher & Bartlett, counsel to America Online, to the effect that such action or statement is required by applicable Law, (II) if an America Online Public Proposal has been made and not rescinded, such action or statement shall not relate to such America Online Public Proposal other than any factual statement required by any regulatory authority (including the SEC) and shall in any event include a rejection of such America Online Public Proposal and (III) such action or statement also includes a reaffirmation of the America Online Board of Directors' approval of the Mergers and the other transactions contemplated hereby and recommendation to the America Online stockholders to adopt this Agreement; provided further, however, that the Board of Directors of America Online may make a Change in the America Online Recommendation pursuant to
Section 6.5 hereof. Notwithstanding any Change in the America Online Recommendation, this Agreement shall be submitted to the stockholders of America Online at the America Online Stockholders Meeting for the purpose of adopting this Agreement and nothing contained herein shall be deemed to relieve America Online of such obligation.

          6.2 Holdco Board of Directors; Executive Officers.

          (a) At or prior to the Effective Time, each party hereto will take all action necessary to (i) cause the Board of Directors of Holdco and each committee thereof as of the Effective Time to be comprised in accordance with
Schedule 6.2(a) hereto and (ii) cause the individuals listed in Schedule 6.2(a) hereto to be appointed as officers of Holdco as of the Effective Time in accordance with Schedule 6.2(a) hereto.

          (b) Promptly following the date hereof, each party hereto will take all action necessary to form the Transition Team, in accordance with Schedule 6.2(a) hereto. Following the Effective Time, each party hereto will comply, and will cause Holdco to comply, with the provisions of Schedule 6.2(a) hereto which by their terms are applicable from and after the Effective Time.

          6.3 Access to Information. Upon reasonable notice, each party shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers and employees and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, the Communications Act, the HSR Act and the laws, rules and regulations of Franchising Authorities and PUCs, as applicable (other than documents which such party is not permitted to disclose under applicable law), and (b) all other information concerning it and its business, properties and personnel as such other party may reasonably request; provided, however, that either party may restrict the foregoing access to the extent that (i) any law, treaty, rule or regulation of any Governmental Entity applicable to such party or any contract requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information or (ii) the information is subject to confidentiality obligations to a third party. The parties will hold any such information obtained pursuant to this Section 6.3 in confidence in accordance with, and shall otherwise be subject to, the provisions of the confidentiality letter dated December 10, 1999, between Time Warner and America Online (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect. Any investigation by either of America Online or Time Warner shall not affect the representations and warranties of the other.

          6.4 Reasonable Best Efforts.

          (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Mergers and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all Necessary Consents and all other consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Mergers or any of the other transactions contemplated by this Agreement and the Stockholders Agreements (collectively, the "Required Approvals") and (ii) taking all reasonable steps as may be necessary to obtain all such Necessary Consents and the Required Approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to make, as promptly as practicable, to the extent it has not already done so,
(i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby (which filing shall be made in any event within 10 Business Days of the date hereof), (ii) appropriate filings with the FCC, Franchising Authorities and PUCs with respect to the transactions contemplated hereby, (iii) appropriate filings with the European Commission in accordance with applicable competition, merger control, antitrust, investment or similar laws and any necessary filings under the Canadian Investment Regulations within the time periods specified thereunder, and (iv) all other necessary filings with other Governmental Entities relating to the Mergers, and, in each case, to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to such laws or by such authorities and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of Required Approvals under such other laws or from such authorities as soon as practicable. Notwithstanding the foregoing, nothing in this Section 6.4 shall require, or be deemed to require, (i) America Online or Time Warner to agree to or effect any divestiture, hold separate any business or assets or take any other action if doing so would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Holdco after the Mergers or (ii) America Online or Time Warner to agree to or effect any divestiture, hold separate any business or take any other action that is not conditional on the consummation of the Mergers. Neither party shall take or agree to take any action identified in clause (i) or (ii) of the immediately preceding sentence without the prior written consent of the other party (which shall not be unreasonably withheld or delayed).

          (b) Each of Time Warner and America Online shall, in connection with the efforts referenced in Section 6.4(a) to obtain all Required Approvals, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the FCC, Franchising Authorities, PUCs, the Antitrust Division of the Department of Justice (the "DOJ"), the Federal Trade Commission (the "FTC") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regrading any of the transactions contemplated hereby, and (iii) consult with each other in advance to the extent practicable of any meeting or conference with, the FCC, Franchising Authorities, PUCs, the DOJ, the FTC or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FCC, PUCs, the DOJ, the FTC or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

          (c) In furtherance and not in limitation of the covenants of the parties contained in Section 6.4(a) and 6.4(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law (as defined below), or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Entity which would make the Mergers or the other transactions contemplated hereby illegal or would otherwise prohibit or materially impair or delay the consummation of the Mergers or the other transactions contemplated hereby, each of Time Warner and America Online shall cooperate in all respects with each other and use its respective reasonable best efforts, including without limitation, subject to the penultimate sentence of Section 6.4(a), selling, holding separate or otherwise disposing of or conducting their business in a specified manner, or agreeing to sell, hold separate or otherwise dispose of or conduct their business in a specified manner or permitting the sale, holding separate or other disposition of, any assets of America Online, Time Warner or their respective Subsidiaries or the conducting of their business in a specified manner, to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Mergers or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.4 shall limit a party's right to terminate this Agreement pursuant to Section 8.1(b) or 8.1(c) so long as such party has up to then complied with its obligations under this Section 6.4. For purposes of this Agreement, "Regulatory Law" means the Sherman Act, as amended, the EC Merger Regulation, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the Communications Act, the Canadian Investment Regulations, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (i) mergers, acquisitions or other business combinations, (ii) foreign investment or (iii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

          (d) America Online and its Board of Directors shall, if any state takeover statute or similar statute becomes applicable to this Agreement, the Mergers, the Stock Option Agreements or any other transactions contemplated hereby or thereby, take all action reasonably necessary to ensure that the Mergers and the other transactions contemplated by this Agreement and the Stock Option Agreements may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Mergers, the Stock Option Agreements and the other transactions contemplated hereby or thereby.

          (e) Time Warner and its Board of Directors shall, if any state takeover statute or similar statute becomes applicable to this Agreement, the Mergers, the Stock Option Agreements or any other transactions contemplated hereby or thereby, take all action reasonably necessary to ensure that the Mergers and the other transactions contemplated by this Agreement and the Stock Option Agreements may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Mergers, the Stock Option Agreements and the other transactions contemplated hereby or thereby.

          6.5 Acquisition Proposals.

          (a) Without limitation on any of such party's other obligations under this Agreement (including under Article V hereof), each of America Online and Time Warner agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC and, with respect to Time Warner, including TWE), or any purchase or sale of 20% or more of the consolidated assets (including without limitation stock of its Subsidiaries) of such party and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, the equity securities of such party that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing 20% or more of the total voting power of such party (or of the surviving parent entity in such transaction) or any of its Significant Subsidiaries (any such proposal, offer or transaction (other than a proposal or offer made by the other party or an Affiliate thereof) being hereinafter referred to as an "Acquisition Proposal"), (ii) have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.

          (b) Notwithstanding anything in this Agreement to the contrary, each of America Online and Time Warner or its respective Board of Directors shall be permitted to (A) to the extent applicable, comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, (B) effect a Change in the America Online or Time Warner Recommendation, as the case may be, or (C) engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that, in any such case referred to in clause (B) or (C),
(i) its Stockholders Meeting shall not have occurred, (ii) (x) in the case of clause (B) above, it has received an unsolicited bona fide written Acquisition Proposal from a third party and its Board of Directors concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined below) and (y) in the case of clause (C) above, its Board of Directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal could constitute a Superior Proposal, (iii) in the case of clause (B) or (C) above, its Board of Directors, after consultation with outside counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (iv) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, its Board of Directors receives from such Person an executed confidentiality agreement having provisions that are customary in such agreements, as advised by counsel, provided that if such confidentiality agreement contains provisions that are less restrictive than the comparable provision, or omits restrictive provisions, contained in the Confidentiality Agreement, then the Confidentiality Agreement will be deemed to be amended to contain only such less restrictive provisions or to omit such restrictive provisions, as the case may be, and (v) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, such party notifies the other party promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers. Each of America Online and Time Warner agrees that it will promptly keep the other party informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations. Each of America Online and Time Warner agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. Each of America Online and Time Warner agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 6.5. Nothing in this Section 6.5 shall (x) permit America Online or Time Warner to terminate this Agreement (except as specifically provided in Article VIII hereof) or (y) affect any other obligation of America Online or Time Warner under this Agreement. Neither America Online nor Time Warner shall submit to the vote of its stockholders any Acquisition Proposal other than the America Online Merger or Time Warner Merger, respectively. "Superior Proposal" means with respect to America Online or Time Warner, as the case may be, a bona fide written proposal made by a Person other than either such party which is (I) for a merger, reorganization, consolidation, share exchange, business combination, recapitalization, or similar transaction involving such party as a result of which the other party thereto or its stockholders will own 40% or more of the combined voting power of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), and (II) is on terms which the Board of Directors of such party in good faith concludes (following receipt of the advice of its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (x) would, if consummated, result in a transaction that is more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and (y) is reasonably capable of being completed.

          6.6 Fees and Expenses. Subject to Section 8.2, whether or not the Mergers are consummated, all Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except (a) if the Mergers are consummated, the surviving corporation of each Merger shall pay, or cause to be paid, any and all property or transfer taxes imposed in connection with such Merger and (b) Expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement/Prospectus and Form S-4, which shall be shared equally by America Online and Time Warner. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Stock Option Agreements and the Voting Agreement and the transactions contemplated hereby and thereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus and Form S-4 and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby and thereby. The parties hereto shall cooperate with each other in preparing, executing and filing any Tax Returns with respect to property or transfer taxes.

          6.7 Directors' and Officers' Indemnification and Insurance. (a) Holdco shall (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of Time Warner and its Subsidiaries (in all of their capacities) (a) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Time Warner pursuant to Time Warner's certificate of incorporation, bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of Time Warner and its Subsidiaries and (b) without limitation to clause (a), to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in Holdco's (or any successor's) certificate of incorporation and bylaws after the Effective Time, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current certificate of incorporation and bylaws of Time Warner and (iii) cause to be maintained for a period of six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Time Warner (provided that Holdco (or any successor) may substitute therefor one or more policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall Holdco be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by Time Warner for such insurance; and, provided further that if the annual premiums of such insurance coverage exceed such amount, Holdco shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. The obligations of Holdco under this Section 6.7(a) shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.7(a) applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.7(a) applies shall be third party beneficiaries of this Section 6.7(a)).

          (b) Holdco shall (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of America Online and its Subsidiaries (in all of their capacities)
(a) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by America Online pursuant to America Online's certificate of incorporation, bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of America Online and its Subsidiaries and
(b) without limitation to clause (a), to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby),
(ii) include and cause to be maintained in effect in Holdco's (or any successor's) certificate of incorporation and bylaws after the Effective Time, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current certificate of incorporation and bylaws of America Online and (iii) cause to be maintained for a period of six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by America Online (provided that Holdco (or any successor) may substitute therefor one or more policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall Holdco be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by America Online for such insurance; and, provided further that if the annual premiums of such insurance coverage exceed such amount, Holdco shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. The obligations of Holdco under this Section 6.7(b) shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.7(b) applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.7(b) applies shall be third party beneficiaries of this Section 6.7(b)).

          6.8 Public Announcements. America Online and Time Warner shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Joint Proxy Statement/Prospectus in accordance with the provisions of Section 6.1, neither America Online nor Time Warner shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party's business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

          6.9 Listing of Shares of Holdco Common Stock. Holdco shall use its reasonable best efforts to cause the shares of Holdco Common Stock to be issued in the Merger and the shares of Holdco Common Stock to be reserved for issuance upon exercise of the Time Warner Stock Options and America Online Stock Options to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

          6.10 Rights Agreements. (a) The Board of Directors of America Online shall take all action to the extent necessary (including amending the America Online Rights Agreement) in order to render the America Online Rights inapplicable to the America Online Merger and the other transactions contemplated by this Agreement and the Stock Option Agreements. Except in connection with the foregoing sentence, the Board of Directors of America Online shall not, without the prior written consent of Time Warner, (i) amend the

America Online Rights Agreement or (ii) take any action with respect to, or make any determination under, the America Online Rights Agreement, including a redemption of the America Online Rights, in each case in order to facilitate any Acquisition Proposal with respect to America Online.

          (b) The Board of Directors of Time Warner shall take all action to the extent necessary (including amending the Time Warner Rights Agreement) in order to render the Time Warner Rights inapplicable to the Time Warner Merger and the other transactions contemplated by this Agreement and the Stock Option Agreements. Except in connection with the foregoing sentence, the Board of Directors of Time Warner shall not, without the prior written consent of America Online, (i) amend the Time Warner Rights Agreement or (ii) take any action with respect to, or make any determination under, the Time Warner Rights Agreement, including a redemption of the Time Warner Rights, in each case in order to facilitate any Acquisition Proposal with respect to Time Warner. Notwithstanding the preceding sentence, Time Warner may, in its sole discretion, either resolve to redeem the Time Warner Rights effective as of, or amend the expiration date of the Time Warner Rights Agreement to provide that it terminates on, the close of business on the date of Time Warner's 2000 annual meeting of stockholders; provided, however, that if prior to, on, or following such date a person has (i) indicated (either publicly or in a manner which becomes known to America Online or Time Warner) its intention to accumulate Time Warner Capital Stock other than for investment purposes, (ii) indicated (either publicly or in a manner which becomes known to America Online or Time Warner) its intention to make an Acquisition Proposal with respect to Time Warner or (iii) made an Acquisition Proposal with respect to Time Warner, then, upon the written request of America Online, Time Warner shall within 10 business days following such request take all action necessary to enter into a new stockholder rights plan no less favorable to Time Warner or America Online than the Time Warner Rights Agreement. Time Warner shall give America Online prompt notice of any information known by Time Warner with respect to the occurrence of an event set forth in clauses (i), (ii) and (iii) of the immediately preceding sentence. Upon the implementation of such new stockholder rights plan, Time Warner shall be subject to this Section 6.10(b) without giving effect to the immediately preceding sentence.

          6.11 Affiliates.

          (a) Not less than 45 days prior to the date of the Time Warner Stockholders Meeting, Time Warner shall deliver to America Online a letter identifying all persons who, in the judgment of Time Warner, may be deemed at the time this Agreement is submitted for adoption by the stockholders of Time Warner, "affiliates" of Time Warner for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date thereof. Time Warner shall use reasonable best efforts to cause each person identified on such list to deliver to Holdco not less than 30 days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit 6.11 hereto (an "Affiliate Agreement").

          (b) Not less than 45 days prior to the date of the America Online Stockholders Meeting, America Online shall deliver to Time Warner a letter identifying all persons who, in the judgment of America Online, may be deemed at the time this Agreement is submitted for adoption by the stockholders of America Online, "affiliates" of America Online for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date thereof. America Online shall use reasonable best efforts to cause each person identified on such list to deliver to Holdco not less than 30 days prior to the Effective Time, an Affiliate Agreement.

          6.12 Section 16 Matters. Prior to the Effective Time, America Online and Time Warner shall take all such steps as may be required to cause any dispositions of Time Warner Capital Stock or America Online Common Stock (including derivative securities with respect to Time Warner Capital Stock or America Online Common Stock) or acquisitions of Holdco Common Stock (including derivative securities with respect to Holdco Common Stock) resulting from the transactions contemplated by Article I or Article II of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to America Online and Time Warner, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

          6.13 America Online Indebtedness and Time Warner Indebtedness. With respect to America Online Indebtedness and Time Warner Indebtedness issued under indentures qualified under the Trust Indenture Act of 1939, and any other America Online Indebtedness or Time Warner Indebtedness the terms of which require Holdco to assume such debt in order to avoid default thereunder (collectively, the "Assumed Indentures"), Holdco shall execute and deliver to the trustees or other representatives in accordance with the terms of the respective Assumed Indentures, supplemental indentures or other instruments, in form satisfactory to the respective trustees or other representatives, expressly assuming the obligations of America Online or Time Warner, as applicable, with respect to the due and punctual payment of the principal of (and premium, if any) and interest, if any, on, and conversion obligations under, all debt securities issued by America Online or Time Warner, as applicable, under the respective Assumed Indentures and the due and punctual performance of all the terms, covenants and conditions of the respective Assumed Indentures to be kept or performed by America Online or Time Warner, respectively, and shall deliver such supplemental indentures or other instruments to the respective trustees or other representatives under the Assumed Indentures.


                                  ARTICLE VII

                             CONDITIONS PRECEDENT

          7.1 Conditions to Each Party's Obligation to Effect its Respective Merger. The respective obligations of Time Warner and America Online to effect the Time Warner Merger and America Online Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. (i) Time Warner shall have obtained the Required Time Warner Vote in connection with the adoption of this Agreement by the stockholders of Time Warner and (ii) America Online shall have obtained the America Online Stockholder Approval in connection with the adoption of this Agreement by the stockholders of America Online.

          (b) No Injunctions or Restraints, Illegality. No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Mergers illegal or otherwise prohibiting consummation of the Mergers.

          (c) HSR Act; EC Merger Regulation; Canadian Investment Regulations. The waiting period (and any extension thereof) applicable to the Mergers under the HSR Act shall have been terminated or shall have expired and any required approval of the Mergers of the European Commission or Canadian Governmental Entities shall have been obtained pursuant to the EC Merger Regulation and the Canadian Investment Regulations, respectively.

          (d) FCC Approvals. All material orders and approvals of the FCC required in connection with the consummation of the transactions contemplated hereby shall have been obtained and become final; provided, however, that the provisions of this Section 7.1(d) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 6.4 has been the cause of, or shall have resulted in, the failure to obtain such order or approval.

          (e) Cable Franchising Authorities and PUCs Approvals. All consents, approvals and actions of, filings with and notices to any Cable Franchising Authorities or PUCs required of America Online, Time Warner or any of their Subsidiaries to consummate the Mergers and the other transactions contemplated hereby, the failure of which to be obtained or taken, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Holdco after giving effect to the Mergers, shall have been obtained; provided, however, that the provisions of this Section 7.1(e) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 6.4 has been the cause of, or shall have resulted in, the failure to obtain such consent or approval or action.

          (f) NYSE Listing. The shares of Holdco Common Stock to be issued in the Mergers and such other shares of Holdco Common Stock to be reserved for issuance in connection with the Mergers shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (g) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          7.2 Additional Conditions to Obligations of America Online. The obligations of America Online to effect the America Online Merger are subject to the satisfaction, or waiver by America Online, on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of Time Warner set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Time Warner; and America Online shall have received a certificate of a senior executive officer and a senior financial officer of Time Warner to such effect.

          (b) Performance of Obligations of Time Warner. Time Warner shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and America Online shall have received a certificate of a senior executive officer and a senior financial officer of Time Warner to such effect.

          (c) Tax Opinion. America Online shall have received from Simpson Thacher & Bartlett, counsel to America Online, on the Closing Date, a written opinion to the effect that for federal income tax purposes each Merger will constitute an exchange to which Section 351 of the Code applies or a reorganization within the meaning of Section 368(a) of the Code, or both. In rendering such opinion, counsel to America Online shall be entitled to rely upon information, representations and assumptions provided by Holdco, America Online and Time Warner substantially in the form of Exhibits 7.2(c)(1), 7.2(c)(2) and 7.2(c)(3) (allowing for such amendments to the representations as counsel to America Online deems reasonably necessary).

          (d) Time Warner Conditions. The conditions set forth in Section 7.3 (other than Section 7.3(d)) shall have been satisfied or waived by Time Warner.

          7.3 Additional Conditions to Obligations of Time Warner. The obligations of Time Warner to effect the Time Warner Merger are subject to the satisfaction, or waiver by Time Warner, on or prior to the Closing Date of the following additional conditions:

          (a) Representations and Warranties. Each of the representations and warranties of America Online set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on America Online; and Time Warner shall have received a certificate of a senior executive officer and a senior financial officer of America Online to such effect.

          (b) Performance of Obligations of America Online. America Online shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and Time Warner shall have received a certificate of a senior executive officer and a senior financial officer of America Online to such effect.

          (c) Tax Opinion. Time Warner shall have received from Cravath, Swaine & Moore, counsel to Time Warner, on the Closing Date, a written opinion to the effect that for federal income tax purposes each Merger will constitute an exchange to which Section 351 of the Code applies or a reorganization within the meaning of Section 368(a) of the Code, or both. In rendering such opinion, counsel to Time Warner shall be entitled to rely upon information, representations and assumptions provided by Holdco, America Online and Time Warner substantially in the form of Exhibits 7.2(c)(1), 7.2(c)(2) and 7.2(c)(3) (allowing for such amendments to the representations as counsel to Time Warner deems reasonably necessary).

          (d) America Online Conditions. The conditions set forth in Section
7.2 (other than 7.2(d)) shall have been satisfied or waived by America Online.


                                 ARTICLE VIII

                           TERMINATION AND AMENDMENT

          8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Mergers by the stockholders of Time Warner or America Online:

          (a) By mutual written consent of America Online and Time Warner;

          (b) By either Time Warner or America Online, if the Effective Time shall not have occurred on or before May 31, 2001 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this
Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including without limitation such party's obligations set forth in Section 6.4) has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

          (c) By either Time Warner or America Online, if any Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action (which the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 6.4) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to obtain, in accordance with Section 6.4), in the case of each of (i) and (ii) which is necessary to fulfill the conditions set forth in Sections 7.1(c), (d) or (e), as applicable; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to comply with Section 6.4 has been the cause of such action or inaction;

          (d) By either Time Warner or America Online, if the approvals of the stockholders of either America Online or Time Warner contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or of any adjournment thereof at which the vote was taken;

          (e) By America Online, if Time Warner shall have (i) failed to make the Time Warner Recommendation or effected a Change in the Time Warner Recommendation (or resolved to take any such action), whether or not permitted by the terms hereof, or (ii) materially breached its obligations under this Agreement by reason of a failure to call the Time Warner Stockholders Meeting in accordance with Section 6.1(b) or a failure to prepare and mail to its stockholders the Joint Proxy Statement/Prospectus in accordance with Section 6.1(a);

          (f) By Time Warner, if America Online shall have (i) failed to make the America Online Recommendation or effected a Change in the America Online Recommendation (or resolved to take any such action), whether or not permitted by the terms hereof or (ii) materially breached its obligations under this Agreement by reason of a failure to call the America Online Stockholders Meeting in accordance with Section 6.1(c) or a failure to prepare and mail to its stockholders the Joint Proxy Statement/Prospectus in accordance with
Section 6.1(a);

          (g) By Time Warner, if America Online shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this

Agreement, such that the conditions set forth in Section 7.3(a) or (b) are not capable of being satisfied on or before the Termination Date; or

          (h) By America Online, if Time Warner shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in
Section 7.2(a) or (b) are not capable of being satisfied on or before the Termination Date.

          8.2 Effect of Termination.

          (a) In the event of termination of this Agreement by either Time Warner or America Online as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of America Online or Time Warner or their respective officers or directors except with respect to Section 4.1(k), Section 4.2(k), the second sentence of Section 6.3, Section 6.6, this Section 8.2 and Article IX, which provisions shall survive such termination, and except that, notwithstanding anything to the contrary contained in this Agreement, neither America Online nor Time Warner shall be relieved or released from any liabilities or damages arising out of its wilful and material breach of this Agreement.

          (b) If (A) (I) either party shall terminate this Agreement pursuant to Section 8.1(d) (provided that the basis for such termination is the failure of Time Warner's stockholders to adopt this Agreement) or pursuant to Section 8.1(b) without the Time Warner Stockholder Meeting having occurred, (II) at any time after the date of this Agreement and before such termination an Acquisition Proposal with respect to Time Warner shall have been publicly announced or otherwise communicated to the senior management, Board of Directors or stockholders of Time Warner (a "Time Warner Public Proposal") and
(III) within twelve months of such termination Time Warner or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal (for purposes of this clause (III), the term "Acquisition Proposal" shall have the meaning assigned to such term in
Section 6.5(a) except that references to "20%" therein shall be deemed to be references to "40%") or (B) America Online shall terminate this Agreement pursuant to Section 8.1(e); then Time Warner shall promptly, but in no event later than the date of such termination (or in the case of clause (A), if later, the date Time Warner or its Subsidiary enters into such agreement with respect to or consummates such Acquisition Proposal), pay America Online an amount equal to the Time Warner Termination Fee, by wire transfer of immediately available funds (less any amounts previously paid or payable by Time Warner pursuant to Section 8.2(d)). The "Time Warner Termination Fee" shall be an amount equal to 2.75% of the product of (x) the number of shares of Time Warner Common Stock outstanding as of the date hereof (assuming the exercise of all outstanding options (other than the option granted pursuant to the Time Warner Stock Option Agreement) and the conversion into Time Warner Common Stock of all securities of Time Warner convertible into Time Warner Common Stock) multiplied by (y) the Exchange Ratio multiplied by (z) the last sale price of America Online Common Stock on the NYSE on January 7, 2000 (such product, the "Time Warner Amount").

          (c) If (A) (I) either party shall terminate this Agreement pursuant to Section 8.1(d) (provided that the basis for such termination is the failure of America Online's stockholders to adopt this Agreement) or pursuant to
Section 8.1(b) without the America Online Stockholders Meeting having occurred, (II) at any time after the date of this Agreement and before such termination an Acquisition Proposal with respect to America Online shall have been publicly announced or otherwise communicated to the senior management, Board of Directors or stockholders of America Online (an "America Online Public Proposal") and (III) within twelve months of such termination America Online or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal (for purposes of this clause (III), the term "Acquisition Proposal" shall have the meaning assigned to such term in Section 6.5(a) except that references to "20%" therein shall be deemed to be references to "40%") or (B) Time Warner shall terminate this Agreement pursuant to Section 8.1(f); then America Online shall promptly, but in no event later than the date of such termination (or in the case of clause
(A), if later, the date America Online or its Subsidiary enters into such agreement with respect to or consummates such Acquisition Proposal), pay Time Warner an amount equal to the America Online Termination Fee (less any amounts previously paid or payable by America Online pursuant to Section 8.2(d)), by wire transfer of immediately available funds. The "America Online Termination Fee" shall be an amount equal to 2.75% of the product of (x) the number of shares of America Online Common Stock outstanding as of the date hereof (assuming exercise of all outstanding options (other than the option granted pursuant to the America Online Stock Option Agreement) and the conversion into America Online Common Stock of all securities of America Online convertible into America Online Common Stock) multiplied by (y) the last sale price of America Online Common Stock on the NYSE on January 7, 2000 (such product, the "America Online Amount").

          (d) If either party shall terminate this Agreement pursuant to
Section 8.1(d) and the basis for such termination is the failure of Time Warner's stockholders to adopt this Agreement), then Time Warner shall promptly, but in no event later than the date of such termination, pay America Online an amount equal to one percent of the Time Warner Amount, payable by wire transfer of immediately available funds; provided that no payment shall be made pursuant to this sentence if the Time Warner Termination Fee has been paid pursuant to Section 8.2(b). If either party shall terminate this Agreement pursuant to Section 8.1(d) and the basis for such termination is the failure of America Online's stockholders to adopt this Agreement, then America Online shall promptly, but in no event later than the date of such termination, pay Time Warner an amount equal to one percent of the America Online Amount, payable by wire transfer of immediately available funds; provided that no payment shall be made pursuant to this sentence if the America Online Termination Fee has been paid pursuant to Section 8.2(c).

          (e) The parties acknowledge that the agreements contained in this
Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement; accordingly, if either party fails promptly to pay any amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against such party for the fee set forth in this Section 8.2, such party shall pay to the other party its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made notwithstanding the provisions of Section 6.6. The parties agree that any remedy or amount payable pursuant to this Section 8.2 shall not preclude any other remedy or amount payable hereunder and shall not be an exclusive remedy for any breach of any representation, warranty, covenant or agreement contained in this Agreement.

          8.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Mergers by the stockholders of Time Warner and America Online, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.


                                  ARTICLE IX

                              GENERAL PROVISIONS

          9.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, agreements and other provisions, shall survive the Effective Time, except for those covenants, agreements and other provisions contained herein (including Section 6.7, Section 6.2 and Schedule 6.2(a)) that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX.

          9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

                  (a)        if to America Online to:

                             America Online, Inc.
                             22000 AOL Way
                             Dulles, Virginia  20166
                             Fax:  (703) 265-1495

                             Attention:  Paul T. Cappuccio, Esq.

                             with a copy to:

                             Simpson Thacher & Bartlett
                             425 Lexington Avenue
                             New York, New York  10017
                             Fax:  (212) 455-2502
                             Attention:  Richard I. Beattie, Esq.

                  (b)        if to Time Warner to:

                             Time Warner Inc.
                             75 Rockefeller Plaza
                             New York, NY 10019
                             Fax:  (212) 265-2646

                             Attention:  Christopher P. Bogart, Esq.

                             with a copy to:

                             Cravath, Swaine & Moore
                             Worldwide Plaza
                             825 Eighth Avenue
                             New York, New York 10019
                             Fax:  (212) 474-3700
                             Attention:  Robert A. Kindler, Esq.


          9.3 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." In addition, each Section of this Agreement is qualified by the matters set forth with respect to such Section on the America Online Disclosure Schedule, the Time Warner Disclosure Schedule and the Schedules to this Agreement, as applicable, to the extent specified therein and such other Sections of this Agreement to the extent a matter in such Section is disclosed in such a way as to make its relevance called for by such other Section readily apparent.

          9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

          9.5 Entire Agreement; No Third Party Beneficiaries.

          (a) This Agreement, the Stock Option Agreements, the Confidentiality Agreement and the exhibits and schedules hereto and the other agreements and instruments of the parties delivered in connection herewith constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

          (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.7 (which is intended to be for the benefit of the Persons covered thereby).

          9.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

          9.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

          9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          9.9 Submission to Jurisdiction; Waivers. Each of America Online and Time Warner irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of America Online and Time Warner hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of America Online and Time Warner hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts and (d) any right to a trial by jury.

          9.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

          9.11 Definitions. As used in this Agreement:

          (a) "beneficial ownership" or "beneficially own" shall have the meaning under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

          (b) "Benefit Plans" means, with respect to any Person, each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, arrangement and contract) in effect on the date of this Agreement or disclosed on the Time Warner Disclosure Schedule or the America Online Disclosure Schedule, as the case may be, to which such Person or its Subsidiary is a party, which is maintained or contributed to by such Person, or with respect to which such Person could incur material liability under Sections 4069, 4201 or 4212(c) of ERISA.

          (c) "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.

          (d) "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

          (e) "known" or "knowledge" means, with respect to any party, the knowledge of such party's executive officers after reasonable inquiry.

          (f) "Material Adverse Effect" means, with respect to any entity any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to (i) the business, financial condition or results of operations of such entity and its Subsidiaries taken as a whole, other than any event, change, circumstance or effect relating (x) to the economy or financial markets in general or (y) in general to the industries in which such entity operates and not specifically relating to (or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on) such entity or (ii) the ability of such entity to consummate the transactions contemplated by this Agreement.

          (g) "the other party" means, with respect to Time Warner, America Online and means, with respect to America Online, Time Warner.

          (h) "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

          (i) "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. For the avoidance of doubt, TWE and TWE-AN Partnership shall be considered a Subsidiary of Time Warner.

          IN WITNESS WHEREOF, America Online and Time Warner have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                       AMERICA ONLINE, INC.

                                       By:  /s/ Stephen M. Case
                                            ------------------------------
                                            Name:   Stephen M. Case
                                            Title:  Chairman and Chief
                                                    Executive Officer

                                       TIME WARNER INC.

                                       By:  /s/ Gerald M. Levin
                                            ------------------------------
                                            Name:   Gerald M. Levin
                                            Title:  Chairman and Chief
                                                    Executive Officer

                                                            EXHIBIT D-1 TO THE
                                                              MERGER AGREEMENT

                     RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                             AOL TIME WARNER INC.

                                   ARTICLE I

          The name of the corporation (hereinafter called the "Corporation") is AOL TIME WARNER INC.

                                  ARTICLE II

          The address of the corporation's registered office in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is Corporation Service Company.

                                  ARTICLE III

          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                  ARTICLE IV

          SECTION 1. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 27.55 billion shares, consisting of (1) 750 million shares of Preferred Stock, par value $0.10 per share ("Preferred Stock"), (2) 25 billion shares of Common Stock, par value $0.01 per share("Common Stock"), and (3) 1.8 billion shares of Series Common Stock, par value $0.01 per share ("Series Common Stock"). The number of authorized shares of any of the Preferred Stock, the Common Stock or the Series Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware (or any successor provision thereto), and no vote of the holders of any of the Preferred Stock, the Common Stock or the Series Common Stock voting separately as a class shall be required therefor.

          SECTION 2. The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

          SECTION 3. The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Series Common Stock, for series of Series Common Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Series Common Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

          SECTION 4. (a) Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock or Series Common Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock or Series Common Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock or Series Common Stock) or pursuant to the General Corporation Law of the State of Delaware.

          (b) Except as otherwise required by law, holders of a series of Preferred Stock or Series Common Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Restated Certificate of Incorporation (including any Certificate of Designation relating to such series).

          (c) Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or Series Common Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors in its discretion shall determine.

          (d) Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or Series Common Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of the Common Stock, as such, shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

          SECTION 5. Notwithstanding any other provision of this Restated Certificate of Incorporation to the contrary, but subject to the provisions of any resolution or resolutions of the Board of Directors adopted pursuant to this Article IV creating (i) any series of Preferred Stock, (ii) any series of any other class or series of stock having a preference over the Common Stock as to dividends or upon liquidation or (iii) any series of Series Common Stock, outstanding shares of Common Stock, Series Common Stock, Preferred Stock or any other class or series of stock of the Corporation shall always be subject to redemption by the Corporation, by action of the Board of Directors, if in the judgment of the Board of Directors such action should be taken, pursuant to Section 151(b) of the General Corporation Law of the State of Delaware (or by any other applicable provision of law), to the extent necessary to prevent the loss or secure the reinstatement of any license or franchise from any governmental agency held by the Corporation or any Subsidiary to conduct any portion of the business of the Corporation or such Subsidiary, which license or franchise is conditioned upon some or all of the holders of the Corporation's stock of any class or series possessing prescribed qualifications. The terms and conditions of such redemption shall be as follows:

          (a) the redemption price of the shares to be redeemed pursuant to this Section 5 shall be equal to the Fair Market Value of such shares;

          (b) the redemption price of such shares may be paid in cash, Redemption Securities or any combination thereof;

          (c) if less than all the shares held by Disqualified Holders are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors;

          (d) at least 30 days' written notice of the Redemption Date shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by such holder); provided that the Redemption Date may be the date on which written notice shall be given to record holders if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed;

          (e) from and after the Redemption Date, any and all rights of whatever nature, which may be held by the owners of shares selected for redemption (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares), shall cease and terminate and they shall thenceforth be entitled only to receive the cash or Redemption Securities payable upon redemption; and

          (f) such other terms and conditions as the Board shall determine.

For purposes of this Section 5:

          (i) "Disqualified Holder" shall mean any holder of shares of stock of the Corporation of any class or series whose holding of such stock may result in the loss of any license or franchise from any governmental agency held by the Corporation or any Subsidiary to conduct any portion of the business of the Corporation or any Subsidiary.

          (ii) "Fair Market Value" of a share of the Corporation's stock of any class or series shall mean the average (unweighted) Closing Price for such a share for each of the 45 most recent days on which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall be given pursuant to paragraph (d) of this
     Section 5; provided, however, that if shares of stock of such class or series are not traded on any securities exchange or in the over-the-counter market, "Fair Market Value" shall be determined by the Board of Directors in good faith; and provided further, however, that "Fair Market Value" as to any stockholder who purchased his stock within 120 days of a Redemption Date need not (unless otherwise determined by the Board of Directors) exceed the purchase price paid by him. "Closing Price" on any day means the reported last sales price regular way or, in case no such sale takes place, the average of the reported closing bid and asked prices regular way on the New York Stock Exchange Composite Tape, or, if stock of the class or series in question is not quoted on such Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such exchange, on the principal United States registered securities exchange on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation for such stock on The Nasdaq Stock Market or any system then in use, or if no such prices or quotations are available, the fair market value on the day in question as determined by the Board of Directors in good faith.

          (iii) "Redemption Date" shall mean the date fixed by the Board of Directors for the redemption of any shares of stock of the Corporation pursuant to this Section 5.

          (iv) "Redemption Securities" shall mean any debt or equity securities of the Corporation, any Subsidiary or any other corporation, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected by the Board of Directors (which may be a firm which provides other investment banking, brokerage or other services to the Corporation), has a value, at the time notice of redemption is given pursuant to paragraph (d) of this Section 5, at least equal to the Fair Market Value of the shares to be redeemed pursuant to this Section 5 (assuming, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and subject only to normal trading activity).

          (v) "Subsidiary" shall mean any corporation more than 50% of whose outstanding stock having ordinary voting power in the election of directors is owned by the Corporation, by a Subsidiary or by the Corporation and one or more Subsidiaries.

                                   ARTICLE V

          SECTION 1. Except as otherwise fixed by or pursuant to the provisions of Article IV of this Restated Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock or Series Common Stock or any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, the number of the directors of the Corporation shall be fixed from time to time by or pursuant to the By-laws of the Corporation. The directors, other than those who may be elected by the holders of any series of Preferred Stock or Series Common Stock or any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation pursuant to the terms of this Restated Certificate of Incorporation or any resolution or resolutions providing for the issue of such class or series of stock adopted by the Board of Directors, shall be elected by the stockholders entitled to vote thereon at each annual meeting of stockholders and shall hold office until the next annual meeting of stockholders and until each of their successors shall have been elected and qualified. The term of office of each director in office at the time this
Section 1 of Article V becomes effective shall expire at the next annual meeting of stockholders held after the time this Section 1 of Article V becomes effective. The election of directors need not be by written ballot. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

          SECTION 2. Advance notice of nominations for the election of directors shall be given in the manner and to the extent provided in the By-laws of the Corporation.

          SECTION 3. Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV of this Restated Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock or Series Common Stock or any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, newly created directorships resulting from any increase in the number of directors may be filled by the Board of Directors, or as otherwise provided in the By-laws, and any vacancies on the Board of Directors resulting from death, resignation, removal or other cause shall only be filled by the Board, and not by the stockholders, by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, or as otherwise provided in the By-laws. Any director elected in accordance with the preceding sentence of this Section 3 shall hold office until the next annual meeting of stockholders and until such director's successor shall have been elected and qualified.

                                  ARTICLE VI

          Subject to the rights of the holders of any series of Preferred Stock or Series Common Stock or any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock or Series Common Stock or any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors or as otherwise provided in the By-laws of the Corporation.

                                  ARTICLE VII

          In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors is expressly authorized to adopt, repeal, alter or amend the By-laws of the Corporation by the vote of a majority of the entire Board of Directors or such greater vote as shall be specified in the By-laws of the Corporation. In addition to any requirements of law and any other provision of this Restated Certificate of Incorporation or any resolution or resolutions of the Board of Directors adopted pursuant to
Article IV of this Restated Certificate of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Restated Certificate of Incorporation or any such resolution or resolutions), the affirmative vote of the holders of 80% or more of the combined voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required for stockholders to adopt, amend, alter or repeal any provision of the By-laws.

                                 ARTICLE VIII

          In addition to any requirements of law and any other provisions of this Restated Certificate of Incorporation or any resolution or resolutions of the Board of Directors adopted pursuant to Article IV of this Restated Certificate of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Restated Certificate of Incorporation or any such resolution or resolutions), the affirmative vote of the holders of 80% or more of the combined voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision inconsistent with, this Article VIII or Article VII, or Section 5 of Article IV, of this Restated Certificate of Incorporation. Subject to the foregoing provisions of this Article VIII, the Corporation reserves the right to amend, alter or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are subject to this reservation.

                                  ARTICLE IX

          SECTION 1. To the fullest extent that the General Corporation Law of the State of Delaware or any other law of the State of Delaware as it exists or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Article IX shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

          SECTION 2. In addition to any requirements of law and any other provisions of this Restated Certificate of Incorporation or any resolution or resolutions of the Board of Directors adopted pursuant to Article IV of this Restated Certificate of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Restated Certificate of Incorporation or any such resolution or resolutions), the affirmative vote of the holders of 80% or more of the combined voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision inconsistent with, this Article IX.

          [The provisions of the certificates of designations filed with respect to Time Warner's Series E Convertible Preferred Stock, Series F Convertible Preferred Stock, Series I Convertible Preferred Stock, Series J Convertible Preferred Stock, Series LMC Common Stock and Series LMCN-V Common Stock will be incorporated into AOL Time Warner Inc.'s Restated Certificate of Incorporation mutatis mutandis. It being understood that the conversion ratio with respect to each such series of Convertible Preferred Stock shall be appropriately adjusted prior to the Effective Time of the Mergers by multiplying the number of shares issuable upon conversion of each share of each such series of Convertible Preferred Stock by the Exchange Ratio.]

                                                            EXHIBIT D-2 TO THE
                                                              MERGER AGREEMENT

                             AOL TIME WARNER INC.
                                    BY-LAWS

                                   ARTICLE I

                                    Offices

          SECTION 1. Registered Office. The registered office of AOL TIME WARNER INC. (hereinafter called the Corporation) in the State of Delaware shall be at 1013 Centre Road, City of Wilmington, County of New Castle, and the registered agent shall be Corporation Service Company, or such other office or agent as the Board of Directors of the Corporation (the "Board") shall from time to time select.

          SECTION 2. Other Offices. The Corporation may also have an office or offices, and keep the books and records of the Corporation, except as may otherwise be required by law, at such other place or places, either within or without the State of Delaware, as the Board may from time to time determine or the business of the Corporation may require.

                                  ARTICLE II

                           Meetings of Stockholders

          SECTION 1. Place of Meeting. All meetings of the stockholders of the Corporation (the "stockholders") shall be held seriatim (sequentially) in New York City, NY, Los Angeles, CA, Atlanta, GA and Dulles, VA.

          SECTION 2. Annual Meetings. The annual meeting of the stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held on such date and at such hour as shall from time to time be fixed by the Board. Any previously scheduled annual meeting of the stockholders may be postponed by action of the Board taken prior to the time previously scheduled for such annual meeting of stockholders.

          SECTION 3. Special Meetings. Except as otherwise required by law or the Restated Certificate of Incorporation of the Corporation (the "Certificate") and subject to the rights of the holders of any series of Preferred Stock or Series Common Stock or any class or series of stock having a preference over the Common Stock as to dividends or upon dissolution, liquidation or winding up, special meetings of the stockholders for any purpose or purposes may be called by the Chief Executive Officer or a majority of the entire Board. Only such business as is specified in the notice of any special meeting of the stockholders shall come before such meeting.

          SECTION 4. Notice of Meetings. Except as otherwise provided by law, notice of each meeting of the stockholders, whether annual or special, shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to notice of the meeting. If mailed, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder's address as it appears on the records of the Corporation. Each such notice shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Notice of any meeting of stockholders shall not be required to be given to any stockholder who shall attend such meeting in person or by proxy without protesting, prior to or at the commencement of the meeting, the lack of proper notice to such stockholder, or who shall waive notice thereof as provided in Article X of these By-laws. Notice of adjournment of a meeting of stockholders need not be given if the time and place to which it is adjourned are announced at such meeting, unless the adjournment is for more than 30 days or, after adjournment, a new record date is fixed for the adjourned meeting.

          SECTION 5. Quorum. Except as otherwise provided by law or by the Certificate, the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote generally, present in person or by proxy, shall constitute a quorum at any meeting of the stockholders; provided, however, that in the case of any vote to be taken by classes or series, the holders of a majority of the votes entitled to be cast by the stockholders of a particular class or series, present in person or by proxy, shall constitute a quorum of such class.

          SECTION 6. Adjournments. The chairman of the meeting or the holders of a majority of the votes entitled to be cast by the stockholders who are present in person or by proxy may adjourn the meeting from time to time whether or not a quorum is present. In the event that a quorum does not exist with respect to any vote to be taken by a particular class or series, the chairman of the meeting or the holders of a majority of the votes entitled to be cast by the stockholders of such class or series who are present in person or by proxy may adjourn the meeting with respect to the vote(s) to be taken by such class or series. At any such adjourned meeting at which a quorum may be present, any business may be transacted which might have been transacted at the meeting as originally called.

          SECTION 7. Order of Business. At each meeting of the stockholders, the Chairman of the Board or, in the absence of the Chairman of the Board, the Chief Executive Officer or, in the absence of the Chairman of the Board and the Chief Executive Officer, such person as shall be selected by the Board shall act as chairman of the meeting. The order of business at each such meeting shall be as determined by the chairman of the meeting. The chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Corporation, restrictions on entry to such meeting after the time prescribed for the commencement thereof, and the opening and closing of the voting polls.

          At any annual meeting of stockholders, only such business shall be conducted as shall have been brought before the annual meeting (i) by or at the direction of the chairman of the meeting or (ii) by any stockholder who is a holder of record at the time of the giving of the notice provided for in this Section 7, who is entitled to vote at the meeting and who complies with the procedures set forth in this Section 7.

          For business properly to be brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation (the "Secretary"). To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the date of the immediately preceding annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the stockholder to be timely must be so delivered or received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. To be in proper written form, a stockholder's notice to the Secretary shall set forth in writing as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business; (iii) the class and number of shares of the Corporation which are beneficially owned by the stockholder; (iv) any material interest of the stockholder in such business; and (v) if the stockholder intends to solicit proxies in support of such stockholder's proposal, a representation to that effect. The foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the Corporation of his or her intention to present a proposal at an annual meeting and such stockholder's proposal has been included in a proxy statement that has been prepared by management of the Corporation to solicit proxies for such annual meeting; provided, however, that if such stockholder does not appear or send a qualified representative to present such proposal at such annual meeting, the Corporation need not present such proposal for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation. Notwithstanding anything in the By-laws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in this Section 7. The chairman of an annual meeting may refuse to permit any business to be brought before an annual meeting which fails to comply with the foregoing procedures or, in the case of a stockholder proposal, if the stockholder solicits proxies in support of such stockholder's proposal without having made the representation required by clause (v) of the second preceding sentence.

          SECTION 8. List of Stockholders. It shall be the duty of the Secretary or other officer who has charge of the stock ledger to prepare and make, at least 10 days before each meeting of the stockholders, a complete list of the stockholders entitled to vote thereat, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in such stockholder's name. Such list shall be produced and kept available at the times and places required by law.

          SECTION 9. Voting. Except as otherwise provided by law or by the Certificate, each stockholder of record of any series of Preferred Stock or Series Common Stock shall be entitled at each meeting of stockholders to such number of votes, if any, for each share of such stock as may be fixed in the Certificate or in the resolution or resolutions adopted by the Board providing for the issuance of such stock, and each stockholder of record of Common Stock shall be entitled at each meeting of stockholders to one vote for each share of such stock, in each case, registered in such stockholder's name on the books of the Corporation:

          (1) on the date fixed pursuant to Section 6 of Article VII of these By-laws as the record date for the determination of stockholders entitled to notice of and to vote at such meeting; or

          (2) if no such record date shall have been so fixed, then at the close of business on the day next preceding the day on which notice of such meeting is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

          Each stockholder entitled to vote at any meeting of stockholders may authorize not in excess of three persons to act for such stockholder by proxy. Any such proxy shall be delivered to the secretary of such meeting at or prior to the time designated for holding such meeting, but in any event not later than the time designated in the order of business for so delivering such proxies. No such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

          At each meeting of the stockholders, all corporate actions to be taken by vote of the stockholders (except as otherwise required by law and except as otherwise provided in the Certificate or these By-laws) shall be authorized by a majority of the votes cast by the stockholders entitled to vote thereon who are present in person or represented by proxy, and where a separate vote by class or series is required, a majority of the votes cast by the stockholders of such class or series who are present in person or represented by proxy shall be the act of such class or series.

          Unless required by law or determined by the chairman of the meeting to be advisable, the vote on any matter, including the election of directors, need not be by written ballot.

          SECTION 10. Inspectors. The chairman of the meeting shall appoint two or more inspectors to act at any meeting of stockholders. Such inspectors shall perform such duties as shall be required by law or specified by the chairman of the meeting. Inspectors need not be stockholders. No director or nominee for the office of director shall be appointed such inspector.

          SECTION 11. Public Announcements. For the purpose of Section 7 of this Article II and Section 3 of Article III, "public announcement" shall mean disclosure (i) in a press release reported by the Dow Jones News Service, Reuters Information Service or any similar or successor news wire service or
(ii) in a communication distributed generally to stockholders and in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934 or any successor provisions thereto.

                                  ARTICLE III

                              Board of Directors

          SECTION 1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by the Certificate directed or required to be exercised or done by the stockholders.

          SECTION 2. Number, Qualification and Election. Except as otherwise fixed by or pursuant to the provisions of Article IV of the Certificate relating to the rights of the holders of any series of Preferred Stock or Series Common Stock or any class or series of stock having preference over the Common Stock as to dividends or upon dissolution, liquidation or winding up, subject to Section 15 of this Article III, the number of directors constituting the Whole Board shall be determined from time to time by the Board and shall initially be 16. The term "Whole Board" shall mean the total number of authorized directors, whether or not there exist any vacancies or unfilled previously authorized directorships.

          The directors, other than those who may be elected by the holders of shares of any series of Preferred Stock or Series Common Stock or any class or series of stock having a preference over the Common Stock of the Corporation as to dividends or upon dissolution, liquidation or winding up pursuant to the terms of Article IV of the Certificate or any resolution or resolutions providing for the issuance of such stock adopted by the Board, shall be elected by the stockholders entitled to vote thereon at each annual meeting of the stockholders, and shall hold office until the next annual meeting of stockholders and until each of their successors shall have been duly elected and qualified.

          Each director shall be at least 21 years of age. Directors need not be stockholders of the Corporation.

          In any election of directors, the persons receiving a plurality of the votes cast, up to the number of directors to be elected in such election, shall be deemed elected.

          A majority of the members of the Board shall be persons determined by the Board to be eligible to be classified as independent directors. In its determination of a director's eligibility to be classified as an independent director pursuant to this Section 2, the Board shall consider, among such other factors as it may in any case deem relevant, that the director: (i) has not been employed by the Corporation as an executive officer within the past three years; (ii) is not a paid adviser or consultant to the Corporation and derives no financial benefit from any entity as a result of advice or consultancy provided to the Corporation by such entity; (iii) is not an executive officer, director or significant stockholder of a significant customer or supplier of the Corporation; (iv) has no personal services contract with the Corporation; (v) is not an executive officer or director of a tax-exempt entity receiving a significant part of its annual contributions from the Corporation; (vi) is not a member of the immediate family of any director who is not considered an independent director; and (vii) is free of any other relationship that would interfere with the exercise of independent judgment by such director.

          SECTION 3. Notification of Nominations. Subject to the rights of the holders of any series of Preferred Stock or Series Common Stock or any class or series of stock having a preference over the Common Stock as to dividends or upon dissolution, liquidation or winding up, nominations for the election of directors may be made by the Board or by any stockholder who is a stockholder of record at the time of giving of the notice of nomination provided for in this Section 3 and who is entitled to vote for the election of directors. Any stockholder of record entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if timely written notice of such stockholder's intent to make such nomination is given, either by personal delivery or by United States mail, postage prepaid, to the Secretary. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the

Corporation (i) with respect to an election to be held at an annual meeting of stockholders, not less than 90 nor more than 120 days prior to the first anniversary of the date of the immediately preceding annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the stockholder to be timely must be so delivered or received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees to be elected at such meeting. Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated, or intended to be nominated, by the Board; (e) the consent of each nominee to serve as a director of the Corporation if so elected; and (f) if the stockholder intends to solicit proxies in support of such stockholder's nominee(s), a representation to that effect. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure or if the stockholder solicits proxies in favor of such stockholder's nominee(s) without having made the representation required by the immediately preceding sentence. Only such persons who are nominated in accordance with the procedures set forth in this Section 3 shall be eligible to serve as directors of the Corporation.

          Notwithstanding anything in the immediately preceding paragraph of this Section 3 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation at an annual meeting of stockholders is increased and there is no public announcement naming all of the nominees for directors or specifying the size of the increased Board of Directors made by the Corporation at least 90 days prior to the first anniversary of the date of the immediately preceding annual meeting, a stockholder's notice required by this
Section 3 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to or mailed to and received by the secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

          SECTION 4. Quorum and Manner of Acting. Except as otherwise provided by law, the Certificate or these By-laws, a majority of the Whole Board shall constitute a quorum for the transaction of business at any meeting of the Board, and, except as so provided, the vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board. The chairman of the meeting or a majority of the directors present may adjourn the meeting to another time and place whether or not a quorum is present. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called.

          SECTION 5. Place of Meeting. Subject to Sections 6 and 7 of this
Article III, the Board may hold its meetings at such place or places within or without the State of Delaware as the Board may from time to time determine or as shall be specified or fixed in the respective notices or waivers of notice thereof.

          SECTION 6. Regular Meetings. No fewer than six regular meetings per year of the Board shall be held at such times as the Board shall from time to time by resolution determine, such meetings to be held seriatim (sequentially) in New York City and Northern Virginia. If any day fixed for a regular meeting shall be a legal holiday under the laws of the place where the meeting is to be held, the meeting which would otherwise be held on that day shall be held at the same hour on the next succeeding business day.

          SECTION 7. Special Meetings. Special meetings of the Board shall be held whenever called by the Chairman of the Board, the Chief Executive Officer or by a majority of the directors, and shall be held at such place, on such date and at such time as he or they, as applicable, shall fix.

          SECTION 8. Notice of Meetings. Notice of regular meetings of the Board or of any adjourned meeting thereof need not be given. Notice of each special meeting of the Board shall be given by overnight delivery service or mailed to each director, in either case addressed to such director at such director's residence or usual place of business, at least two days before the day on which the meeting is to be held or shall be sent to such director at such place by telecopy or by electronic transmission or be given personally or by telephone, not later than the day before the meeting is to be held, but notice need not be given to any director who shall, either before or after the meeting, submit a signed waiver of such notice or who shall attend such meeting without protesting, prior to or at its commencement, the lack of notice to such director. Every such notice shall state the time and place but need not state the purpose of the meeting.

          SECTION 9. Rules and Regulations. The Board may adopt such rules and regulations not inconsistent with the provisions of law, the Certificate or these By-laws for the conduct of its meetings and management of the affairs of the Corporation as the Board may deem proper.

          SECTION 10. Participation in Meeting by Means of Communications Equipment. Any one or more members of the Board or any committee thereof may participate in any meeting of the Board or of any such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other or as otherwise permitted by law, and such participation in a meeting shall constitute presence in person at such meeting.

          SECTION 11. Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all of the members of the Board or of any such committee consent thereto in writing or as otherwise permitted by law and, if required by law, the writing or writings are filed with the minutes or proceedings of the Board or of such committee.

          SECTION 12. Resignations. Any director of the Corporation may at any time resign by giving written notice to the Board, the Chairman of the Board, the Chief Executive Officer or the Secretary. Such resignation shall take effect at the time specified therein or, if the time be not specified therein, upon receipt thereof; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

          SECTION 13. Vacancies. Subject to the rights of the holders of any series of Preferred Stock or Series Common Stock or any class or series of stock having a preference over the Common Stock of the Corporation as to dividends or upon dissolution, liquidation or winding up any vacancies on the Board resulting from death, resignation, removal or other cause shall only be filled by the Board, and not by the stockholders, by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, or by a sole remaining director, and newly created directorships resulting from any increase in the number of directors, which increase shall be subject to Section 15 of this Article III, shall only be filled by the Board, or if not so filled, by the stockholders at the next annual meeting thereof or at a special meeting called for that purpose in accordance with Section 3 of Article II of these By-laws. Any director elected in accordance with the preceding sentence of this Section 13 shall hold office until the next annual meeting of stockholders and until such director's successor shall have been elected and qualified.

          SECTION 14. Compensation. Each director, in consideration of such person serving as a director, shall be entitled to receive from the Corporation such amount per annum and such fees (payable in cash or stock) for attendance at meetings of the Board or of committees of the Board, or both, as the Board shall from time to time determine. In addition, each director shall be entitled to receive from the Corporation reimbursement for the reasonable expenses incurred by such person in connection with the performance of such person's duties as a director. Nothing contained in this Section shall preclude any director from serving the Corporation or any of its subsidiaries in any other capacity and receiving proper compensation therefor.

          SECTION 15. Certain Modifications. Notwithstanding anything to the contrary contained in these By-laws, the following actions taken either directly or indirectly by the Board shall require the affirmative vote of not less than 75% of the Whole Board: (i) any change in the size of the Board; and
(ii) any proposal to amend these By-laws to be submitted to the stockholders of the Corporation by the Board.

                                  ARTICLE IV

                     Committees of the Board of Directors

          SECTION 1. Establishment of Committees of the Board of Directors; Election of Members of Committees of the Board of Directors; Functions of Committees of the Board of Directors.

          (a) The Corporation shall have four standing committees: the nominating and governance committee, the audit and finance committee, the compensation committee and the values and human development committee.

          (b) The nominating and governance committee shall have the following powers and authority: (i) evaluating and recommending director candidates to the Board, (ii) assessing Board performance not less frequently than every three years, (iii) recommending director compensation and benefits policy for the Corporation, (iv) reviewing individual director performance as issues arise, (v) evaluating and recommending candidates for Chief Executive Officer to the Board and (vi) periodically reviewing the Corporation's corporate governance profile. None of the members of the nominating and governance committee shall be an officer or full-time employee of the Corporation or of any subsidiary or affiliate of the Corporation.

          (c) The audit and finance committee shall have the following powers and authority: (i) employing independent public accountants to audit the books of account, accounting procedures and financial statements of the Corporation and to perform such other duties from time to time as the audit committee may prescribe, (ii) receiving the reports and comments of the Corporation's internal auditors and of the independent public accountants employed by the committee and taking such action with respect thereto as it deems appropriate,
(iii) requesting the Corporation's consolidated subsidiaries and affiliated companies to employ independent public accountants to audit their respective books of account, accounting procedures and financial statements, (iv) requesting the independent public accountants to furnish to the compensation committee the certifications required under any present or future stock option, incentive compensation or employee benefit plan of the Corporation,
(v) reviewing the adequacy of internal financial controls, (vi) approving the accounting principles employed in financial reporting, (vii) approving the appointment or removal of the Corporation's general auditor, (viii) reviewing the accounting principles employed in financial reporting, (ix) reviewing and making recommendations to the Board concerning the financial structure and financial condition of the Company and its subsidiaries, including annual budgets, long-term financial plans, corporate borrowings, investments, capital expenditures, long-term commitments and the issuance of stock and (x) approving such matters that are consistent with the general financial policies and direction from time to time determined by the Board. None of the members of the audit and finance committee shall be an officer or full-time employee of the Corporation or of any subsidiary or affiliate of the Corporation.

          (d) The compensation committee shall have the following powers and authority: (i) determining and fixing the compensation for all senior officers of the Corporation and its subsidiaries and divisions that the compensation committee shall from time to time consider appropriate, as well as all employees of the Corporation compensated at a rate in excess of such amount per annum as may be fixed or determined from time to time by the Board, (ii) performing the duties of the committees of the Board provided for in any present or future stock option, incentive compensation or employee benefit plan of the Corporation and (iii) reviewing the operations of and policies pertaining to any present or future stock option, incentive compensation or employee benefit plan of the Corporation that the compensation committee shall from time to time consider appropriate. None of the members of the compensation committee shall be an officer or full-time employee of the Corporation or of any subsidiary or affiliate of the Corporation.

          (e) The values and human development committee shall have the following powers and authority: (i) developing and articulating the Corporation's core values, commitments and social responsibilities, (ii) developing strategies for ensuring the Corporation's involvement in the communities in which it does business; (iii) establishing a strategy for developing its human resources and leadership for the future; and (iv) finding practical ways to increase workforce diversity at all levels and to evaluate the Corporation's performance in advancing the goal of greater workforce diversity.

          (f) Any modification to the powers and authority of any committee shall require the affirmative vote of not less than 75% of the Whole Board.

          (g) In addition, the Board may, with the affirmative vote of not less than 75% of the Whole Board and in accordance with and subject to the General Corporation Law of the State of Delaware, from time to time establish additional committees of the Board to exercise such powers and authorities of the Board, and to perform such other functions, as the Board may from time to time determine.

          (h) The Board may remove a director from a committee, change the size of any committee or terminate any committee or change the chairmanship of a committee only with the affirmative vote of not less than 75% of the Whole Board.

          (i) The Board may designate one or more directors as new members of any committee to fill any vacancy on a committee and to fill a vacant chairmanship of a committee, occurring as a result of a member or chairman leaving the committee, whether through death, resignation, removal or otherwise; provided that any such designation or any designation by the Board of a director as an alternate member of any committee in accordance with
Section 141(c)(2) of the Delaware General Corporation Law (the "DGCL") may only be made with the affirmative vote of not less than 75% of the Whole Board.

          SECTION 2. Procedure; Meetings; Quorum. Regular meetings of committees of the Board, of which no notice shall be necessary, may be held at such times and places as shall be fixed by resolution adopted by a majority of the authorized members thereof. Special meetings of any committee of the Board shall be called at the request of any member thereof. Notice of each special meeting of any committee of the Board shall be sent by overnight delivery service, or mailed to each member thereof, in either case addressed to such member at such member's residence or usual place of business, at least two days before the day on which the meeting is to be held or shall be sent to such member at such place by telecopy or by electronic transmission or be given personally or by telephone, not later than the day before the meeting is to be held, but notice need not be given to any member who shall, either before or after the meeting, submit a signed waiver of such notice or who shall attend such meeting without protesting, prior to or at its commencement, the lack of such notice to such member. Any special meeting of any committee of the Board shall be a legal meeting without any notice thereof having been given, if all the members thereof shall be present thereat and no member shall protest the lack of notice to such member. Notice of any adjourned meeting of any committee of the Board need not be given. Any committee of the Board may adopt such rules and regulations not inconsistent with the provisions of law, the Certificate or these By-laws for the conduct of its meetings as such committee of the Board may deem proper. A majority of the authorized members of any committee of the Board shall constitute a quorum for the transaction of business at any meeting, and the vote of a majority of the members thereof present at any meeting at which a quorum is present shall be the act of such committee. Each committee of the Board shall keep written minutes of its proceedings and shall report on such proceedings to the Board.

                                   ARTICLE V

                                   Officers

          SECTION 1. Number; Term of Office. The officers of the Corporation shall be elected by the Board and shall consist of: a Chairman of the Board, a Chief Executive Officer, two Chief Operating Officers, a Chief Financial Officer and one or more Vice Chairmen and Vice Presidents (including, without limitation, Assistant, Executive, Senior and Group Vice Presidents) and a Treasurer, Secretary and Controller and such other officers or agents with such titles and such duties as the Board may from time to time determine, each to have such authority, functions or duties as in these By-laws provided or as the Board may from time to time determine, and each to hold office for such term as may be prescribed by the Board and until such person's successor shall have been chosen and shall qualify, or until such person's death or resignation, or until such person's removal in the manner hereinafter provided. The Chairman of the Board, the Chief Executive Officer and the Vice Chairmen shall be elected from among the directors. One person may hold the offices and perform the duties of any two or more of said officers; provided, however, that no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required by law, the Certificate or these By-laws to be executed, acknowledged or verified by two or more officers. The Board may require any officer or agent to give security for the faithful performance of such person's duties.

          SECTION 2. Removal. Subject to Section 14 of this Article V, any officer may be removed, either with or without cause, by the Board at any meeting thereof called for the purpose or, except in the case of any officer elected by the Board or as provided in Section 4 of this Article V, by any superior officer upon whom such power may be conferred by the Board.

          SECTION 3. Resignation. Any officer may resign at any time by giving notice to the Board, the Chief Executive Officer or the Secretary. Any such resignation shall take effect at the date of receipt of such notice or at any later date specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

          SECTION 4. Chairman of the Board. The Chairman of the Board shall be an officer of the Corporation, subject to the control of the Board, and shall report directly to the Board. The Chairman of the Board shall have supervisory responsibility over the functional areas of global public policy (particularly with respect to the Internet), technology policy and future innovation, venture-type investments and philanthropy, operating and discharging those responsibilities with the assistance of the following officers reporting directly to the Chairman of the Board: Kenneth Novack, Kenneth Lerer, George Vradenburg and William Raduchel and their successors (such officers to be appointed and removed only with the Chairman of the Board's approval or upon action of the Board), shall play an active role in helping to build and lead the Corporation, working closely with the Chief Executive Officer to set the Corporation's strategy, and shall be the co-spokesman for the Corporation along with the Chief Executive Officer.

          SECTION 5. Chief Executive Officer. The Chief Executive Officer shall have general supervision and direction of the business and affairs of the Corporation, subject to the control of the Board and the provisions of
Section 4 of this Article V, and shall report directly to the Board. The Chief Executive Officer shall, if present and in the absence of the Chairman of the Board, preside at meetings of the stockholders and of the Board.

          SECTION 6. Chief Operating Officers. Each Chief Operating Officer shall perform such senior duties in connection with the operations of the Corporation as the Board or the Chief Executive Officer shall from time to time determine, and shall report directly to the Chief Executive Officer. Each Chief Operating Officer, shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as may be agreed with the Chief Executive Officer or as the Board may from time to time determine.

          SECTION 7. Vice Chairman. The Vice Chairman shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as he may agree with the Chief Executive Officer or as the Board may from time to time determine.

          SECTION 8. Chief Financial Officer. The Chief Financial Officer shall perform all the powers and duties of the office of the chief financial officer and in general have overall supervision of the financial operations of the Corporation. The Chief Financial Officer shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as he may agree with the Chief Executive Officer or as the Board may from time to time determine. The Chief Financial Officer shall report directly to the Chief Executive Officer.

          SECTION 9. Vice-Presidents. Any Vice-President shall have such powers and duties as shall be prescribed by his superior officer or the Board. A Vice President shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as he may agree with the Chief Executive Officer or as the Board may from time to time determine. A Vice-President need not be an officer of the Corporation.

          SECTION 10. Treasurer. The Treasurer, if one shall have been elected, shall supervise and be responsible for all the funds and securities of the Corporation; the deposit of all moneys and other valuables to the credit of the Corporation in depositories of the Corporation; borrowings and compliance with the provisions of all indentures, agreements and instruments governing such borrowings to which the Corporation is a party; the disbursement of funds of the Corporation and the investment of its funds; and in general shall perform all of the duties incident to the office of the Treasurer. The Treasurer shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as he may agree with the Chief Executive Officer or as the Board may from time to time determine.

          SECTION 11. Controller. The Controller shall be the chief accounting officer of the Corporation. The Controller shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as he may agree with the Chief Executive Officer or the Chief Financial Officer or as the Board may from time to time determine.

          SECTION 12. Secretary. It shall be the duty of the Secretary to act as secretary at all meetings of the Board, of the committees of the Board and of the stockholders and to record the proceedings of such meetings in a book or books to be kept for that purpose; the Secretary shall see that all notices required to be given by the Corporation are duly given and served; the Secretary shall be custodian of the seal of the Corporation and shall affix the seal or cause it to be affixed to all certificates of stock of the Corporation (unless the seal of the Corporation on such certificates shall be a facsimile, as hereinafter provided) and to all documents, the execution of which on behalf of the Corporation under its seal is duly authorized in accordance with the provisions of these By-laws; the Secretary shall have charge of the books, records and papers of the Corporation and shall see that the reports, statements and other documents required by law to be kept and filed are properly kept and filed; and in general shall perform all of the duties incident to the office of Secretary. The Secretary shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as he may agree with the Chief Executive Officer or as the Board may from time to time determine.

          SECTION 13. Assistant Treasurers and Assistant Secretaries. Any Assistant Treasurers and Assistant Secretaries shall perform such duties as shall be assigned to them by the Board. Any Assistant Treasurer or Assistant Secretary shall perform such duties as shall be assigned to them by the Treasurer or Secretary, respectively, or by the Chief Executive Officer.

          SECTION 14. Certain Actions. Notwithstanding anything to the contrary contained in these By-laws, until December 31, 2003: (i) the removal of Gerald M. Levin from the office of Chief Executive Officer, any modification to the provisions of his employment contract which provide for his term of office or any modification to the role, duties, authority or reporting line of the Chief Executive Officer and (ii) the removal of Stephen
M. Case from the office of Chairman of the Board, any modification to the role, duties, authority or reporting line of the Chairman of the Board, each shall require the affirmative vote of 75% of the Whole Board. From and after the end of the period set forth in the preceding sentence, any of the actions set forth in the immediately preceding sentence may be taken upon the affirmative vote of the number of directors which shall constitute, under the terms of these By-laws, the action of the Board.

                                  ARTICLE VI

                                Indemnification

          SECTION 1. Right to Indemnification. The Corporation, to the fullest extent permitted or required by Delaware General Corporation Law or other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment and unless applicable law otherwise requires, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), shall indemnify and hold harmless any person who is or was a director or officer of the Corporation and who is or was involved in any manner (including, without limitation, as a party or a witness) or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action, suit or proceedings by or in the right of the Corporation to procure a judgment in its favor) (a "Proceeding") by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) (a "Covered Entity") against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding; provided, however, that the foregoing shall not apply to a director or officer of the Corporation with respect to a Proceeding that was commenced by such director or officer unless the proceeding was commenced after a Change in Control (as hereinafter defined in Section 4(e) of this Article). Any director or officer of the Corporation entitled to indemnification as provided in this Section 1 is hereinafter called an "Indemnitee". Any right of an Indemnitee to indemnification shall be a contract right and shall include the right to receive, prior to the conclusion of any Proceeding, payment of any expenses incurred by the Indemnitee in connection with such proceeding, consistent with the provisions of applicable law as then in effect and the other provisions of this Article.

          SECTION 2. Insurance, Contracts and Funding. The Corporation may purchase and maintain insurance to protect itself and any director, officer, employee or agent of the Corporation or of any Covered Entity against any expenses, judgments, fines and amounts paid in settlement as specified in Section 1 of this Article or incurred by any such director, officer, employee or agent in connection with any Proceeding referred to in Section 1 of this Article, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL. The Corporation may enter into contracts with any director, officer, employee or agent of the Corporation or of any Covered Entity in furtherance of the provisions of this Article and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided or authorized in this Article.

          SECTION 3. Indemnification Not Exclusive Right. The right of indemnification provided in this Article shall not be exclusive of any other rights to which an Indemnitee may otherwise be entitled, and the provisions of this Article shall inure to the benefit of the heirs and legal representatives of any Indemnitee under this Article and shall be applicable to Proceedings commenced or continuing after the adoption of this Article, whether arising from acts or omissions occurring before or after such adoption.

          SECTION 4. Advancement of Expenses; Procedures; Presumptions and Effect of Certain Proceedings; Remedies. In furtherance, but not in limitation of the foregoing provisions, the following procedures, presumptions and remedies shall apply with respect to advancement of expenses and the right to indemnification under this Article:

          (a) Advancement of Expenses. All reasonable expenses (including attorneys' fees) incurred by or on behalf of the Indemnitee in connection with any Proceeding shall be advanced to the Indemnitee by the Corporation within 20 days after the receipt by the Corporation of a statement or statements from the Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the expenses incurred by the Indemnitee and, if required by law at the time of such advance, shall include or be accompanied by an undertaking by or on behalf of the Indemnitee to repay the amounts advanced if ultimately it should be determined that the Indemnitee is not entitled to be indemnified against such expenses pursuant to this Article.

          (b) Procedure for Determination of Entitlement to Indemnification.
     (i) To obtain indemnification under
     this Article, an Indemnitee shall submit to the Secretary a written request, including such documentation and information as is reasonably available to the Indemnitee and reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification (the "Supporting Documentation"). The determination of the Indemnitee's entitlement to indemnification shall be made not later than 60 days after receipt by the Corporation of the written request for indemnification together with the Supporting Documentation. The Secretary shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that the Indemnitee has requested indemnification.

          (ii) The Indemnitee's entitlement to indemnification under this Article shall be determined in one of the following ways: (A) by a majority vote of the Disinterested Directors (as hereinafter defined in Section 4(e) of this Article), whether or not they constitute a quorum of the Board, or by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors; (B) by a written opinion of Independent Counsel (as hereinafter defined in Section 4(e) of this Article) if (x) a Change in Control (as hereinafter defined in Section 4(e) of this Article) shall have occurred and the Indemnitee so requests or (y) there are no Disinterested Directors or a majority of such Disinterested Directors so directs; (C) by the stockholders of the Corporation; or (D) as provided in Section 4(c) of this Article.

          (iii) In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 4(b)(ii) of this Article, a majority of the Disinterested Directors shall select the Independent Counsel, but only an Independent Counsel to which the Indemnitee does not reasonably object; provided, however, that if a Change in Control shall have occurred, the Indemnitee shall select such Independent Counsel, but only an Independent Counsel to which a majority of the Disinterested Directors does not reasonably object.

          (c) Presumptions and Effect of Certain Proceedings. Except as otherwise expressly provided in this Article, if a Change in Control shall have occurred, the Indemnitee shall be presumed to be entitled to indemnification under this Article (with respect to actions or omissions occurring prior to such Change in Control) upon submission of a request for indemnification together with the Supporting Documentation in accordance with Section 4(b)(i) of this Article, and thereafter the Corporation shall have the burden of proof to overcome that presumption in reaching a contrary determination. In any event, if the person or persons empowered under Section 4(b) of this Article to determine entitlement to indemnification shall not have been appointed or shall not have made a determination within 60 days after receipt by the Corporation of the request therefor, together with the Supporting Documentation, the Indemnitee shall be deemed to be, and shall be, entitled to indemnification unless (A) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (B) such indemnification is prohibited by law. The termination of any Proceeding described in Section 1 of this Article, or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, adversely affect the right of the Indemnitee to indemnification or create a presumption that the Indemnitee did not act in good faith and in a manner which the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal proceeding, that the Indemnitee had reasonable cause to believe that such conduct was unlawful.

          (d) Remedies of Indemnitee. (i) In the event that a determination is made pursuant to Section 4(b) of this Article that the Indemnitee is not entitled to indemnification under this Article, (A) the Indemnitee shall be entitled to seek an adjudication of entitlement to such indemnification either, at the Indemnitee's sole option, in (x) an appropriate court of the State of Delaware or any other court of competent jurisdiction or (y) an arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association;
     (B) any such judicial proceeding or arbitration shall be de novo and the Indemnitee shall not be prejudiced by reason of such adverse determination; and (C) if a Change in Control shall have occurred, in any such judicial proceeding or arbitration, the Corporation shall have the burden of proving that the Indemnitee is not entitled to indemnification under this Article (with respect to actions or omissions occurring prior to such Change in Control).

          (ii) If a determination shall have been made or deemed to have been made, pursuant to Section 4(b) or (c) of this Article, that the Indemnitee is entitled to indemnification, the Corporation shall be obligated to pay the amounts constituting such indemnification within five days after such determination has been made or deemed to have been made and shall be conclusively bound by such determination unless (A) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (B) such indemnification is prohibited by law. In the event that (X) advancement of expenses is not timely made pursuant to Section 4(a) of this Article or (Y) payment of indemnification is not made within five days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to Section 4(b) or (c) of this Article, the Indemnitee shall be entitled to seek judicial enforcement of the Corporation's obligation to pay to the Indemnitee such advancement of expenses or indemnification. Notwithstanding the foregoing, the Corporation may bring an action, in an appropriate court in the State of Delaware or any other court of competent jurisdiction, contesting the right of the Indemnitee to receive indemnification hereunder, due to the occurrence of an event described in sub-clause (A) or (B) of this clause
     (ii) (a "Disqualifying Event"); provided, however, that in any such action the Corporation shall have the burden of proving the occurrence of such Disqualifying Event.

          (iii) The Corporation shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 4(d) that the procedures and presumptions of this Article are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Corporation is bound by all the provisions of this Article.

          (iv) In the event that the Indemnitee, pursuant to this Section 4(d), seeks a judicial adjudication of or an award in arbitration to enforce rights under, or to recover damages for breach of, this Article, the Indemnitee shall be entitled to recover from the Corporation, and shall be indemnified by the Corporation against, any expenses actually and reasonably incurred by the Indemnitee if the Indemnitee prevails in such judicial adjudication or arbitration. If it shall be determined in such judicial adjudication or arbitration that the Indemnitee is entitled to receive part but not all of the indemnification or advancement of expenses sought, the expenses incurred by the Indemnitee in connection with such judicial adjudication or arbitration shall be prorated accordingly.

          (e) Definitions. For purposes of this Section 4:

          (i) "Authorized Officer" means any one of the Chief Executive Officer, any Chief Operating Officer, the Chief Financial Officer, any Vice President or the Secretary of the Corporation.

          (ii) "Change in Control" means the occurrence of any of the following (w) any merger or consolidation of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of the Corporation's Common Stock would be converted into cash, securities or other property, other than a merger of the Corporation in which the holders of the Corporation's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger,
     (x) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Corporation, or the liquidation or dissolution of the Corporation or (y) during any period of two consecutive years, individuals who at the beginning of such period who shall have constituted the entire Board shall have ceased for any reason to constitute a majority thereof unless the election, or the nomination for election by the Corporation's stockholders, of each new director shall have been approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

          (iii) "Disinterested Director" means a director of the Corporation who is not or was not a party to the Proceeding in respect of which indemnification is sought by the Indemnitee.

          (iv) "Independent Counsel" means a law firm or a member of a law firm that neither presently is, nor in the past five years has been, retained to represent: (x) the Corporation or the Indemnitee in any matter material to either such party or (y) any other party to the Proceeding giving rise to a claim for indemnification under this Article. Notwithstanding the foregoing, the term "Independent

     Counsel" shall not include any person who, under the applicable standards of professional conduct then prevailing under the law of the State of Delaware, would have a conflict of interest in representing either the Corporation or the Indemnitee in an action to determine the Indemnitee's rights under this Article.

          SECTION 5. Severability. If any provision or provisions of this Article shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article (including, without limitation, all portions of any paragraph of this Article containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article (including, without limitation, all portions of any paragraph of this Article containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or enforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

          SECTION 6. Indemnification of Employees Serving as Directors. The Corporation, to the fullest extent of the provisions of this Article with respect to the indemnification of directors and officers of the Corporation, shall indemnify any person who is or was an employee of the Corporation and who is or was involved in any manner (including, without limitation, as a party or a witness) or is threatened to be made so involved in any threatened, pending or completed Proceeding by reason of the fact that such employee is or was serving (a) as a director of a corporation in which the Corporation had at the time of such service, directly or indirectly, a 50 percent or greater equity interest (a "Subsidiary Director") and (b) at the written request of an Authorized Officer, as a director of another corporation in which the Corporation had at the time of such service, directly or indirectly, a less than 50 percent equity interest (or no equity interest at all) or in a capacity equivalent to that of a director for any partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) in which the Corporation has an interest (a "Requested Employee"), against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Subsidiary Director or Requested Employee in connection with such Proceeding. The Corporation may also advance expenses incurred by any such Subsidiary Director or Requested Employee in connection with any such Proceeding, consistent with the provisions of this Article with respect to the advancement of expenses of directors and officers of the Corporation.

          SECTION 7. Indemnification of Employees and Agents. Notwithstanding any other provision or provisions of this Article, the Corporation, to the fullest extent of the provisions of this Article with respect to the indemnification of directors and officers of the Corporation, may indemnify any person other than a director or officer of the Corporation, a Subsidiary Director or a Requested Employee, who is or was an employee or agent of the Corporation and who is or was involved in any manner (including, without limitation, as a party or a witness) or is threatened to be made so involved in any threatened, pending or completed Proceeding by reason of the fact that such person is or was a director, officer, employee or agent of a Covered Entity against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding. The Corporation may also advance expenses incurred by such employee or agent in connection with any such Proceeding, consistent with the provisions of this Article with respect to the advancement of expenses of directors and officers of the Corporation.

                                  ARTICLE VII

                                 Capital Stock

          SECTION 1. Certificates for Shares. The shares of stock of the Corporation shall be represented by certificates, or shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock, or a combination of both. To the extent that shares are represented by certificates, such certificates whenever authorized by the Board, shall be in such form as shall be approved by the Board. The certificates representing shares of stock of each class shall be signed by, or in the name of, the Corporation by the Chairman of the Board, the Chief Executive Officer or any Vice-President and by the Secretary or any Assistant Secretary or the Treasurer or any Assistant Treasurer of the Corporation, and sealed with the seal of the Corporation, which may be a facsimile thereof. Any or all such signatures may be facsimiles if countersigned by a transfer agent or registrar. Although any officer, transfer agent or registrar whose manual or facsimile signature is affixed to such a certificate ceases to be such officer, transfer agent or registrar before such certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if such officer, transfer agent or registrar were still such at the date of its issue.

          The stock ledger and blank share certificates shall be kept by the Secretary or by a transfer agent or by a registrar or by any other officer or agent designated by the Board.

          SECTION 2. Transfer of Shares. Transfers of shares of stock of each class of the Corporation shall be made only on the books of the Corporation upon authorization by the registered holder thereof, or by such holder's attorney thereunto authorized by a power of attorney duly executed and filed with the Secretary or a transfer agent for such stock, if any, and if such shares are represented by a certificate, upon surrender of the certificate or certificates for such shares properly endorsed or accompanied by a duly executed stock transfer power (or by proper evidence of succession, assignment or authority to transfer) and the payment of any taxes thereon; provided, however, that the Corporation shall be entitled to recognize and enforce any lawful restriction on transfer. The person in whose name shares are registered on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation; provided, however, that whenever any transfer of shares shall be made for collateral security and not absolutely, and written notice thereof shall be given to the Secretary or to such transfer agent, such fact shall be stated in the entry of the transfer. No transfer of shares shall be valid as against the Corporation, its stockholders and creditors for any purpose, except to render the transferee liable for the debts of the Corporation to the extent provided by law, until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

          SECTION 3. Registered Stockholders and Addresses of Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its records as the owner of shares of stock to receive dividends and to vote as such owner, shall be entitled to hold liable for calls and assessments a person registered on its records as the owner of shares of stock, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares of stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.


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                                                                            28

          Each stockholder shall designate to the Secretary or transfer agent of the Corporation an address at which notices of meetings and all other corporate notices may be given to such person, and, if any stockholder shall fail to designate such address, corporate notices may be given to such person by mail directed to such person at such person's post office address, if any, as the same appears on the stock record books of the Corporation or at such person's last known post office address.

          SECTION 4. Lost, Destroyed and Mutilated Certificates. The holder of any certificate representing any shares of stock of the Corporation shall immediately notify the Corporation of any loss, theft, destruction or mutilation of such certificate; the Corporation may issue to such holder a new certificate or certificates for shares, upon the surrender of the mutilated certificate or, in the case of loss, theft or destruction of the certificate, upon satisfactory proof of such loss, theft or destruction; the Board, or a committee designated thereby, or the transfer agents and registrars for the stock, may, in their discretion, require the owner of the lost, stolen or destroyed certificate, or such person's legal representative, to give the Corporation a bond in such sum and with such surety or sureties as they may direct to indemnify the Corporation and said transfer agents and registrars against any claim that may be made on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

          SECTION 5. Regulations. The Board may make such additional rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificated or uncertificated shares of stock of each class of the Corporation and may make such rules and take such action as it may deem expedient concerning the issue of certificates in lieu of certificates claimed to have been lost, destroyed, stolen or mutilated.

          SECTION 6. Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment or any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action. A determination of stockholders entitled to notice of or to vote at a meeting of the stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

          SECTION 7. Transfer Agents and Registrars. The Board may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.

                                 ARTICLE VIII

                                     Seal

          The Board shall provide a suitable corporate seal, which shall be in the form of a circle and shall bear the full name of the Corporation and shall be in the charge of the Secretary. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

                                  ARTICLE IX

                                  Fiscal Year

          The fiscal year of the Corporation shall end on the 31st day of December in each year.

                                   ARTICLE X

                               Waiver of Notice

          Whenever any notice whatsoever is required to be given by these By-laws, by the Certificate or by law, the person entitled thereto may, either before or after the meeting or other matter in respect of which such notice is to be given, waive such notice in writing or as otherwise permitted by law, which shall be filed with or entered upon the records of the meeting or the records kept with respect to such other matter, as the case may be, and in such event such notice need not be given to such person and such waiver shall be deemed equivalent to such notice.


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                                                                            30

                                  ARTICLE XI

                                  Amendments

          These By-laws may be altered, amended or repealed, in whole or in part, or new By-laws may be adopted by the stockholders or by the Board at any meeting thereof; provided, however, that notice of such alteration, amendment, repeal or adoption of new By-laws is contained in the notice of such meeting of stockholders or in the notice of such meeting of the Board and, in the latter case, such notice is given not less than twenty-four hours prior to the meeting. Unless a higher percentage is required by the Certificate, all such amendments must be approved by either the holders of eighty percent (80%) of the outstanding shares of Voting Stock, voting as a single class, or by a majority of the Board; provided, however, that, notwithstanding the foregoing, until December 31, 2003, the Board may not alter, amend or repeal, or adopt new By-laws in conflict with, or recommend any such action to stockholders,
(i) any provision of these By-laws which requires a 75% vote of the Whole Board for action to be taken thereunder or (ii) this Article XI, without the affirmative vote of not less than 75% of the Whole Board.

                                  ARTICLE XII

                                 Miscellaneous

          SECTION 1. Execution of Documents. The Board or any committee thereof shall designate the officers, employees and agents of the Corporation who shall have power to execute and deliver deeds, contracts, mortgages, bonds, debentures, notes, checks, drafts and other orders for the payment of money and other documents for and in the name of the Corporation and may authorize (including authority to redelegate) by written instrument to other officers, employees or agents of the Corporation. Such delegation may be by resolution or otherwise and the authority granted shall be general or confined to specific matters, all as the Board or any such committee may determine. In the absence of such designation referred to in the first sentence of this Section, the officers of the Corporation shall have such power so referred to, to the extent incident to the normal performance of their duties.

          SECTION 2. Deposits. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation or otherwise as the Board or any committee thereof or any officer of the


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                                                                            31

Corporation to whom power in respect of financial operations shall have been delegated by the Board or any such committee or in these By-laws shall select.

          SECTION 3. Checks. All checks, drafts and other orders for the payment of money out of the funds of the Corporation, and all notes or other evidences of indebtedness of the Corporation, shall be signed on behalf of the Corporation in such manner as shall from time to time be determined by resolution of the Board or of any committee thereof or by any officer of the Corporation to whom power in respect of financial operations shall have been delegated by the Board or any such committee thereof or as set forth in these By-laws.

          SECTION 4. Proxies in Respect of Stock or Other Securities of Other Corporations. The Board or any committee thereof shall designate the officers of the Corporation who shall have authority from time to time to appoint an agent or agents of the Corporation to exercise in the name and on behalf of the Corporation the powers and rights which the Corporation may have as the holder of stock or other securities in any other corporation or other entity, and to vote or consent in respect of such stock or securities; such designated officers may instruct the person or persons so appointed as to the manner of exercising such powers and rights; and such designated officers may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal, or otherwise, such written proxies, powers of attorney or other instruments as they may deem necessary or proper in order that the Corporation may exercise its said powers and rights.

          SECTION 5. Subject to Law and Certificate of Incorporation. All powers, duties and responsibilities provided for in these By-laws, whether or not explicitly so qualified, are qualified by the provisions of the Certificate and applicable laws.